Form 10-K, Exhibit 13
period 1996-12-31
CENTERPOINT PROPERTIES CORP
filed 1997-03-31
CIK 912893

                                 WHERE INDUSTRY WORKS


                                CENTERPOINT PROPERTIES
                                  1996 ANNUAL REPORT




              [Photograph of bottles on a conveyer in a bottling plant]

                         RESPONSIVE STRONG FLEXIBLE CREATIVE

         OUR MISSION Founded in 1984, CenterPoint Properties has grown to become the largest and leading industrial property company in North America's largest and most diverse industrial property market -- Greater Chicago. We are entirely focused on adding value to our tenants through the ownership, intensive management, development and redevelopment of warehouse, distribution and light manufacturing buildings.

    Our mission is to be the industrial landlord of choice in the Greater Chicago region. We seek long-term relationships with our tenants by being highly responsive to their changing needs, being prepared to meet any challenge and constantly innovating to enhance mutual growth. In order to accomplish this, we are committed to similar relationships with our internal colleagues, business partners and the community at large.

    These efforts will allow us to meet our overall financial objectives of sustaining high per share growth, a conservative balance sheet and returns well above our long-term cost of capital.

FINANCIAL HIGHLIGHTS 1 LETTER TO SHAREHOLDERS 3 THE GREATER CHICAGO MARKET 6 ABOUT CENTERPOINT 8 ACQUISITIONS 10 BUILD TO SUIT 12 REDEVELOPMENT 14 FINANCIAL SECTION 16 BOARD OF DIRECTORS, OFFICERS AND SHAREHOLDER INFORMATION INSIDE BACK COVER PROPERTY PORTFOLIO AND MAP BACK COVER FOLDOUT

CENTERPOINT PROPERTIES

THE LEADER IN NORTH AMERICA'S LARGEST

INDUSTRIAL PROPERTY MARKET


    [CHART]   [CHART]   [CHART]   [CHART]   [CHART]   [CHART]


[Six bar charts showing the following information are depicted:

     TOTAL RETURN ON $1,000 INVESTMENT SINCE THE IPO (WITH DIVIDENDS REINVESTED)
                 1994                                    $1,114
                 1995                                     1,502
                 1996                                     2,174

                               GROWTH IN PER SHARE FFO
                 1994                                     $1.52
                 1995                                      1.72
                 1996                                      1.95

                 DEBT TO TOTAL MARKET CAPITALIZATION (FULLY DILUTED)
                 1994                                       44%
                 1995                                       27%
                 1996                                       22%

                      TOTAL MARKET CAPITALIZATION (IN MILLIONS)
                 1994                                      $307
                 1995                                       443
                 1996                                       732

                             EBITDA GROWTH (IN MILLIONS)
                 1994                                     $20.7
                 1995                                      30.0
                 1996                                      39.9

                  INVESTMENT PORTFOLIO SQUARE FOOTAGE (IN MILLIONS)
                 1994                                       7.8
                 1995                                      11.7
                 1996                                      16.3]

[In the background of the charts is a photograph of a construction site with an airplane landing at O'Hare Airport.]

1 CENTERPOINT
  PROPERTIES

                                 FINANCIAL HIGHLIGHTS
                       (in thousands, except per share amounts)


                                        1996            1995            1994

Total Market Capitalization       $  732,136      $  443,531      $  307,453

Income Before Extraordinary Item      18,272           8,844           2,360

Funds from Operations                 30,445          20,492          13,138

Per Share:
FFO (fully diluted)                     1.95            1.72            1.52
Distributions                           1.62            1.56            1.50

Payout Ratio                             83%             91%             99%

--------------------------------------------------------------------------------
DIVIDENDS AND SHARE PRICE

                                                               Share Price
                                                    ----------------------------
                                   Dividends            High             Low
--------------------------------------------------------------------------------

1996
4 Q                                 $  0.405       $  32 3/4       $  30 7/8
3 Q                                    0.405          26 7/8          26 3/4
2 Q                                    0.405          27              26 1/8
1 Q                                    0.405          24 1/8          22

1995
4 Q                                 $  0.390       $  23 3/8       $  21 5/8
3 Q                                    0.390          22 7/8          20 1/2
2 Q                                    0.390          20 3/4          19 5/8
1 Q                                    0.390          19 5/8          18 3/8

1994
4 Q                                 $  0.375       $  19 7/8       $  17 1/2


    1996 HIGHLIGHTS

-   Total shareholder return exceeds 50 percent in 1996

-   Total shareholder return totals 117 percent since IPO (1994-1996)

-   $1.95 FFO per share (fully diluted), up 13.4 percent

-   Two-fold increase in net operating income

-   Fully diluted total market capitalization of $732 million, up 65 percent

-   Portfolio grew 50 percent, to 16.4 million square feet

-   Occupancy remains at 98 percent

-   First acquisition in Milwaukee, Wisconsin

-   Quarterly dividends increased $0.06 per share, to $1.68 per year for 1997

- Leverage reduced to 23 percent at year-end, and further reduced to 15 percent in 1Q97

-   Received Baa2 investment grade rating from Moody's

-   Listed on the New York Stock Exchange

                         CENTERPOINT'S INVESTMENT COMMITTEE:

                     STANDING, LEFT TO RIGHT: ROCKFORD O. KOTTKA,
                        ROBERT L. STOVALL, AND PAUL S. FISHER

                   SEATED: JOHN S. GATES JR. AND MICHAEL M. MULLEN.

[A chart is shown depicting CenterPoint's emphasis during various business cycles: (i) during a recovery, CenterPoint's emphasis is on acquisitions; (ii) during a strong economy, CenterPoint's emphasis is on build-to-suit developments; and (iii) during a recession, CenterPoint's emphasis is on redevelopments.]


         Our investment strategy maximizes value through each phase of the economic cycle.

         ACQUISITION: In a recovering economy, tenant demand for additional space tends to surge, while investment capital remains scarce. CenterPoint uses its market knowledge and liquidity to acquire standing, fully leased industrial properties.

         BUILD TO SUIT: In a strong economy, vacancy is falling and tenant demand can best be accommodated by new construction. CenterPoint uses its in-house expertise to develop new, generic buildings that are leased before construction.

         REDEVELOPMENT: During a recession, CenterPoint purchases redundant facilities from down-sizing corporations and develops them into attractively priced multi-tenant industrial parks.

2 CENTERPOINT
3 PROPERTIES

                                 TO OUR SHAREHOLDERS


CenterPoint went public in December of 1993 to consolidate the organization and capital structure which would enable it to become the "landlord of choice" in the nation's largest industrial property market. In the intervening three years we have enjoyed outstanding growth and success. But, it was in 1996 that the results of these efforts began to coalesce into a "franchise," which in and of itself will add value to our tenants and shareholders.

1996 - ANOTHER YEAR OF SIGNIFICANT GROWTH
1996 brought the addition of 5.8 million square feet of fully leased property acquisitions and pre-leased build-to-suit developments to our portfolio -- a 50% increase -- at an average initial cash yield of 11.2 percent. This brought our portfolio to 16.4 million square feet at year end. In addition, total market capitalization grew to $732 million -- a 65% increase.
    Our 1996 funds from operations (FFO) totalled $1.95 per share on a fully diluted basis, an increase of 13.4 percent over comparable 1995 results of $1.72 per share. At the same time, our operating income more than doubled to $18.4 million, from $8.9 million in 1995.

FINANCIAL CAPACITY AND FLEXIBILITY
During 1996, we greatly enhanced our financial flexibility and improved our balance sheet through a variety of capital market transactions. In April, we issued $20.5 million of tax-exempt debt, to refund existing tax-exempt debt at favorable rates, followed in June by an oversubscribed "spot" common stock public offering that generated $80 million to the Company. In October, we replaced our $92 million secured lines of credit with a $135 million unsecured credit facility at a significant savings in interest.
    Also in June, CenterPoint moved to the New York Stock Exchange. Shareholders should benefit from the greater liquidity, broader institutional support and increased visibility that comes with a NYSE listing.
    In December, we applied to Moody's for a rating of our senior unsecured debt. Recently, this resulted in CenterPoint becoming one of a very few REITs to receive an investment grade rating of Baa2.
    We believe that our forward looking capital strategy positions CenterPoint to respond to growth opportunities, or to react accretively to any possible downturns in the stock market, the REIT sector or the economy at large.

SHAREHOLDER RETURNS TOPS 50 PERCENT
These results enabled shareholders to achieve a total return in 1996, with dividends reinvested, of 53 percent. In the three years since our initial public offering, CenterPoint Properties has provided shareholders with a total compounded return of 117 percent.

    We also recently announced a quarterly dividend increase for 1997 to $0.42 per share, or $1.68 per share for the year. 1996 dividends totalled $1.62 per share, with a 51-percent return of capital component.

ADDING VALUE TO TENANTS AND PROPERTY
Tenant satisfaction continues to be CenterPoint's primary focus. Our 1996 occupancy rate remained at its historic level of approximately 98 percent with a portfolio wide 10.6 percent rate of rental growth on scheduled 1996 lease expirations. Our overall rents are approximately 80 percent of market rates through virtually all submarkets, providing ample room for "same store" rental growth. During the past year, we renewed or replaced substantially all of the 1996 lease expirations. The tremendous diversity and low volatility of the Chicago market contributes measurably to the stability of our portfolio.
    As we forecast in the prior year, we were busy in 1996 with the largest number of build-to-suit (pre-leased) development projects in our history in order to meet increased tenant demand for new space. Eight projects totalling
1.6 million square feet currently are underway.
    Perhaps our highest profile project in 1996 was O'Hare Express -- the first and only privately developed industrial park inside O'Hare Airport providing direct access to aircraft. We gained control of the land in mid-1996 and quickly moved the project forward. Leasing activity has been dramatic, leading to construction of half of the three-year planned project in just six months. Currently in progress are air cargo facilities that will be occupied by DHL, Air Canada and Alliance Airlines. O'Hare Express is only one part of the substantial and growing pipeline of projects awaiting CenterPoint during 1997 and beyond. We have more than $200 million in new investments and developments in our 1997 pipeline, thus far.
    We are specifically targeting Milwaukee for additional 1997 acquisition and development activity. We acquired a 184,000-square-foot facility in 1996, now leased to grocery wholesaler Roundy's, and plan to significantly expand our presence this year. We like the Milwaukee market for its progressive stance on industrial issues, its stable tenant base and traditionally balanced industrial property market. In fact, its per capita industrial inventory is even larger than Chicago's, and it represents a tremendous portfolio growth opportunity for CenterPoint.

MANAGEMENT DEVELOPMENTS
To keep pace with our growth in 1996, we added Fred Reynolds as Vice President of Development. Fred brings to CenterPoint a market-recognized expertise in development and redevelopment work. We strengthened our regional office network and improved our responsiveness to tenants by further integrating management and accounting activities for each region. We also continued to invest in state-of-the-art management information systems to promote efficient intra-company communication and financial control.

A FORWARD LOOK
As in the years past, CenterPoint will maintain its focus on exploiting prudent opportunities to expand our "franchise" as the industrial landlord of choice in the nation's largest industrial market. Also as in the past, we will continue to be highly dilution conscious and vigilant to invest our capital above its true long term cost. From time to time, we

4 CENTERPOINT
5 PROPERTIES


will again take advantage of opportunities to efficiently re-deploy capital through the sale of stabilized assets -- with proceeds reinvested into new assets where significant shareholder value can be added.
    CenterPoint's impressive 1996 results were driven by the huge size and diversity of the Greater Chicago market. Our approximate 1.5 percent market share leaves us enormous opportunities for additional growth, and our strengths -- deep market penetration, creative solutions and ability to respond quickly -- position us to succeed this year and beyond. Being four or five times larger than our next largest competitor, we are exposed to most of the opportunities that arise in our 1.2 billion square foot market -- usually first.
    As one of the longest periods of prosperity in our nation's history continues to mature, CenterPoint remains very busy with many pre-leased development activities. As we enter our next period of growth, we recognize that it may well be in a different point in the economic cycle but one for which CenterPoint is no less prepared. With a very flexible balance sheet and the internal skill-sets to "do it all," we believe we are positioned to achieve sustained growth through every cycle of the economy. We cannot predict when change will come, but we know it surely will. We also know that CenterPoint has in place the necessary personnel and strategies to respond in order to sustain consistent per share Funds from Operation growth.
    CenterPoint's achievements in 1996 could not have been possible without the efforts of our internal colleagues, the support of the industrial property community and the ongoing loyalty of our tenants. We take this opportunity to formally thank them for their continued contributions to our growing franchise as the landlord of choice in the nation's largest industrial property market.

A SPECIAL THANKS TO A GOOD FRIEND
During the year, we initiated a management development and succession plan. This will not only provide depth and continuity to our organization but also enabled us to seamlessly prepare for the upcoming retirement of Chief Operating Officer Robert L. Stovall. Fortunately, we will not be losing "Bobby" altogether. He becomes Vice Chairman of the Board of Directors and will chair the board's Asset Allocation Committee of independent directors. Michael Mullen, currently our very talented Chief Investment Officer, will succeed Mr. Stovall as COO.
    Shareholders and all of us associated with CenterPoint owe enormous gratitude to Bobby -- not only for his role as one of our founders, but for continuing to share his unsurpassed experience and expertise. He remains our friend and mentor.

Sincerely,

/s/ John S. Gates Jr

John S. Gates Jr
President and Chief Executive Officer

March 10, 1997

                              THE GREATER CHICAGO MARKET


                            CENTERPOINT PROPERTIES SERVES

                 NORTH AMERICA'S LARGEST INDUSTRIAL PROPERTY MARKET.


The largest industrial property market in the nation -- 1.2 billion square feet -- is located within a 150-mile radius of downtown Chicago.
    This Greater Chicago Market is larger than the next six midwestern markets combined. It contains more warehouse and light manufacturing space than the entire southeast United States.
    It is both huge and diversified, the hub of a regional economy that generates steady growth and predictable space demands. What had been tagged "Rust Belt" has now been polished -- often by adversity -- into a worldwide competitor.
    This North American giant is anchored by the metropolitan Chicago industrial market. Chicago represents 6.6 percent of the U.S. population, but accounts for 12.25 percent of the nation's industrial space. It is unparalled in diversity: No single industry accounts for more than 12.9 percent of the industrial tenant base. Chicago also has less available industrial or warehouse space than the national average.
    Further, Chicago is now the nation's largest job market and continues to grow consistently, thanks to being the nation's lowest cost "24 hour" city.


TRUCKING
-  Thirteen interstate highways - Largest trucking hub in nation

RAIL FREIGHT
- Chicago handles more than 26,000 freight and intermodal cars each day, in 22 rail yards that include eight major freight marshalling areas.

AIR FREIGHT
- More than 1.2 million tons annually moves through O'Hare International Airport -- the world's busiest.

SHIPPING
-  Ocean-going freight via Great Lakes - Barge traffic via Mississippi River

6 CENTERPOINT
7 PROPERTIES



                       CENTERPOINT BENEFITS FROM THE DIVERSITY

                   AND BROAD BASE OF THE CHICAGO INDUSTRIAL MARKET.


                                       [CHART]

[A bar chart of Metro Chicago's Net Effective Vacancy Industrial & Warehouse Space (as a percentage of square footage) depicts the following: 1992, 8%; 1993, 6.5%; 1994, 5.5%; 1995, 3.5%; and 1996, 5%.]

[A pie diagram shows the Chicago Industrial Tenant Profile as follows:
Wholesale Trade--Durables 12.9%; Wholesale Trade--Non-Durables 5.3%; Printing & Publishing 4.4%; Fabricated Metal Products 10%; Trucking & Warehousing 7.1%; Rubber & Misc. Plastic Products 5%; Other 29.9%; Food & Kindred Products 8%; Primary Metal 3.9%; Industrial Machinery 12.2%; and Electronics & Other ELC 5.5%.]

[A pie diagram shows CenterPoint's Tenant Diversity as follows: Wholesale Trade--Durables 20.3%; Wholesale Trade--Non-Durables 3%; Printing & Publishing 4.6%; Fabricated Metal Products 2.5%; Trucking & Warehousing 23.9%; Rubber & Misc. Plastic Products 5.7%; Other 12%; Misc. Retail 2%; Paper & Allied Products 2.5%; Fabricated Metal 2.5%; Transportation Equipment 3.8%; Stone Clay & Glass 5%; Electronics 2%; Primary Metal 3.6%; Business Services 5%; and Industrial Machinery 3%.]

[A bar chart shows the Top Five U.S. Industrial Markets (in millions of square feet) as follows: Chicago (including the area from Milwaukee, Wisconsin to South Bend, Indiana) 1,200; Los Angeles 800; Northern New Jersey 700; Philadelphia 390; and Detroit 380.]

[A map of the United States depicting the major railways and highways throughout the United States with a radial diagram extending concentric circles away from the Chicago area is shown above the following caption: "Chicago is the nation's dominant distribution hub. One-third of the U.S. GDP is produced within an 8-hour drive of Chicago."]

                                  ABOUT CENTERPOINT



CenterPoint Properties focuses on adding value for tenants through our creative and flexible approach to providing the right space at the right time in the right place. When conditions change, we are able to respond -- finding solutions to our tenants' needs that benefit all.
    Our goal is to become the landlord of choice in our market. To achieve this, we provide: high-quality, attractive space at competitive rates; intensive attention to our buildings; operating charges that reflect our economies of scale; and rapid response to expansion, relocation or other space requirements.
    We retained 96 percent of our tenants in 1996, and 94 percent over the last five years. In effect, our commitment to tenant satisfaction preserves and increases our cash flow and the value of our portfolio.
    Underpinning the value of our portfolio is the strength of our balance sheet and our internal resources. Our management -- with a combined 240 years of experience in this market -- has developed strong relationships at all levels of the industry and community.
    Further, we have established strategies for responding to every phase of the economic cycle. We are active in build-to-suit projects, acquisitions and redevelopment work. The following pages provide an overview our efforts.

8 CENTERPOINT
9 PROPERTIES


     [A photograph of people gathered around a table in a conference room]

CenterPoint's tenant services are organized into six regional offices. These CenterPoint managers are on the front line of tenant services everyday.

In 1996, CenterPoint responded to the right-sizing needs of six tenants. As a result of these transactions, we upgraded five buildings in our portfolio, acquired a sixth and initiated two more as build-to-suit developments. Time frame: 60 days.


                [An image is shown depicting how CenterPoint
                 reconfigured tenants among seven buildings]

    THE TYPICAL

    CENTERPOINT BUILDING

-   $3-5 million facility

-   Industrial park site

-   Close to major highways

-   Ample loading docks

-   Rail access

-   Flexible floor plan

-   Easily divisible

-   Structurally sound

-   Heavy floor loads

-   5% or less office space

-   Sprinklers throughout


    PAUL AHERN
    VICE PRESIDENT OF ACQUISITIONS


CenterPoint has grown consistently by meeting tenants "right-sizing" needs. Our current portfolio of 86 properties emphasizes generic industrial buildings that are suitable for a wide variety of tenant uses.
    Traditionally, the seller is a company that is growing rapidly and can better invest its capital in its own business rather than in owning bricks and mortar. Often the property is leased back to the former owner, while CenterPoint takes on that role and enhances the facility through intensive and professional management.
    In 1996, more than half of our acquisitions were from corporate sellers. "I believe our willingness to move forward promptly is what appeals most," says Paul Ahern, vice president of acquisitions. "We're known for our ability to close. We have the market knowledge, internal systems and the financial wherewithal to put together a transaction quickly. Corporate America appreciates that approach."
    For example, Honeywell contacted CenterPoint when it began planning to leave its suburban campus. CenterPoint bought the entire 60-acre site and leased back the office building to Honeywell for 10 years and the manufacturing facility for one.
    In return, CenterPoint gained two meticulously maintained buildings with abundant parking, and 12 acres of development land at a prime location.

                                                                    ACQUISITIONS

          [Photograph of a modern building, and a photograph of a key]


                   IN 1996, CENTERPOINT INVESTED $113
                   MILLION IN NEW PROPERTY, INCLUDING 15
                   ACQUISITIONS, THANKS TO THE STRENGTH OF
                   ITS BALANCE SHEET.

BUILD TO SUIT


                    [Photograph of a hammer, and a photograph of a crane]




                   SUCCESSFUL BUILD-TO-SUITS DEMAND
                   FLEXIBILITY. YOU HAVE TO MOVE ON AN
                   OPPORTUNITY, ADJUST TO THE DEMANDS OF
                   THE SITE AND BE READY TO PROVIDE A
                   MYRIAD OF SOLUTIONS TO YOUR CUSTOMERS'
                   EVOLVING NEEDS.

12 CENTERPOINT
13 PROPERTIES

Build-to-suit development is a rapidly expanding aspect of CenterPoint's growth. "Successful build-to-suits call for flexibility, quick response and creative solutions. Most importantly, you are building long-term relationships," says Fred Reynolds, vice president of development, describing CenterPoint's approach to this aspect of the industrial property business.
    When the tenant is ready, CenterPoint responds immediately and is able to provide a myriad of solutions to their evolving needs. Our goal is to understand a tenant's specific needs and then design and build their future home -- on time, in the right location and cost effectively.
    For example, in mid-1996, we took on assignments for international air-freight carriers Burlington Air Express, DHL, Air Canada and Alliance Airlines. We quickly moved forward to satisfy their similar needs, through the development of three air-freight distribution facilities totalling 450,000 square feet at CenterPoint's O'Hare Express Center. It is the only privately controlled industrial park inside the airport with direct access to aircraft.
    In all, CenterPoint's 1996 build-to-suit activity totalled 1.8 million square feet. Among the companies that turned to us to create new facilities were Continental General Tire, Playboy Enterprises, Ameritech, Factory Card Outlet, Chicago Exhibit Productions and Chelsea & Scott.


    A TYPICAL BUILD-TO-SUIT

-   A TURNKEY PROJECT

-   100 PERCENT PRE-LEASED

-   PLANS MEET CLASS A SPECS

-   DESIGN IS FLEXIBLE TO

    ACCOMMODATE FUTURE

    TENANTS

-   DETAILED BUDGET INCLUDES

    INDIRECT AND DIRECT COSTS

-   BUILT BY REPUTABLE LOCAL

    CONTRACTOR



    FRED REYNOLDS
    VICE PRESIDENT OF DEVELOPMENT

    TYPICAL REDEVELOPMENTS

-   GENERIC, DIVISIBLE AND

    WELL-BUILT STRUCTURE

-   GENERALLY LARGER PROPERTIES

-   OFTEN REQUIRE SIGNIFICANT

    CHANGE OF USE

-   INCLUDE A PORTION PRE-LEASED

    TO DOWNSIZING SELLER

-   CREATE A HIGH-QUALITY,

    MULTI-TENANT INDUSTRIAL PARK

-   RE-MARKETED AT BELOW-MARKET RENTAL RATES


    JIM JANSEN

    REGIONAL MANAGER


While rehabbing industrial properties is often a multi-year project, even redevelopment can be fast tracked, as Fortune 500 steelmaker Wheeling Pittsburgh discovered. In 87 days -- thanks to an excellent team and a detailed schedule -- CenterPoint renovated 65,300 square feet top to bottom.
    This 24-hour-a-day effort transformed a 60-year-old former defense plant into the first-class manufacturing facility Wheeling Corrugated needed for a new product line. The new plant has three 30-ton overhead cranes, as well as completely new electric service, heating and lighting systems, new truck doors, floors, locker rooms, offices, etc.
    Wheeling Pittsburgh was surprised at the extent of CenterPoint's understanding of their business. "We understood what they needed, worked with them to develop a number of refinements, and completely re-built the building within Wheeling's tight -- but necessary -- time frame," says Jim Jansen, CenterPoint regional manager. Pleased with their new facility, Wheeling Pittsburgh recently initiated another project with CenterPoint, their third.
    In 1997, CenterPoint will begin redeveloping a 677,00-sq.-ft. facility across from O'Hare International Airport. Acquired from Montgomery Ward as a sale/lease back in 1995, it will be converted to a multi-tenant facility for distributors and air cargo operations.

                                                                   REDEVELOPMENT


     [Photograph of a building being redeveloped, and a photograph of a crowbar]


                   NO REAL ESTATE ENTERPRISE REQUIRES MORE
                   CREATIVITY THAN A REDEVELOPMENT PROJECT.
                   SEEING A BUILDING'S POSSIBILITIES AND
                   MATCHING IT TO THE MARKET ARE THE KEYS
                   TO SUCCESS.

                            QUARTERLY FINANCIAL HIGHLIGHTS
                       (in thousands, except per share amounts)



                                                                         Year Ended December 31,
                                                         1Q               2Q               3Q               4Q
                                                  ---------        ---------        ---------        ---------
1996
Total Revenues                                    $  13,926        $  14,454        $  15,687        $  19,264
Income Before Extraordinary Item                      3,627            3,613            5,358            5,674
Income per share Before Extraordinary Item             0.28             0.28             0.32             0.35
Net Income                                            3,627            2,183            5,358            3,773
Net Income per share                                   0.28             0.17             0.32             0.23
Total Market
Capitalization                                      436,058          500,796          603,298          732,136
EBITDA*                                               8,872            9,067           10,329           11,644
Funds form Operations (FFO)                           6,482            6,633            8,300            9,030
Per share FFO                                          0.47             0.48             0.48             0.52
Per share Distributions                               0.405            0.405            0.405            0.405


                                                                         Year Ended December 31,
                                                         1Q               2Q               3Q               4Q
                                                  ---------        ---------        ---------        ---------
1995
Total Revenues                                    $  10,404        $  11,427        $  11,549        $  13,573
Income Before Extraordinary Item                      1,483            1,811            1,682            3,868
Income per share Before Extraordinary Item             0.18             0.20             0.17             0.18
Net Income                                            1,483            1,811            1,682            3,236
Net Income per share                                   0.18             0.20             0.17             0.23
Total Market Capitalization                         322,845          362,009          398,126          443,531
EBITDA*                                               6,688            7,350            7,632            4,479
Funds form Operations (FFO)                           4,445            4,702            5,013            6,332
Per share FFO                                          0.42             0.41             0.43             0.46
Per share Distributions                               0.390            0.390            0.390            0.390

*(ORDINARY EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION)


     SELECTED FINANCIAL DATA 17   MANAGEMENT'S DISCUSSION AND ANALYSIS 18
               STATEMENTS OF OPERATIONS 22   BALANCE SHEETS 23
      STATEMENTS OF STOCKHOLDERS EQUITY 24  STATEMENTS OF CASH FLOWS 26
           NOTES TO FINANCIAL STATEMENTS 27  AUDITOR'S REPORT 36


                                       SELECTED HISTORICAL FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA, RATIOS AND NUMBER OF PROPERTIES)


                                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------------------------------
                                                          1996           1995           1994            1993         1992
                                                          ----           ----           ----            ----         ----
Operating Data:
 Revenues                                                $63,330        $46,952        $33,633         $9,068       $6,456

 Expenses:
    Operating expenses excluding depreciation and
      amortization (1)                                   (20,751)       (14,773)       (11,442)        (4,124)        (2,566)
    Depreciation and other amortization                  (10,648)        (8,456)        (6,176)        (2,539)        (1,365)
    General and administrative                            (2,567)        (2,150)        (1,573)        (3,223)        (1,091)
     Interest expense:
      Interest incurred, net                              (9,865)       (11,563)       (11,073)        (3,808)        (2,502)
      Amortization of deferred financing costs            (1,127)        (1,150)          (976)          (228)          (107)
                                                         ---------      ---------      ---------      ---------      ---------
 Operating income (loss)                                  18,372          8,860          2,393         (4,854)        (1,175)
     Other expense (2)                                      (100)           (16)           (34)           (76)           --
                                                         ---------      ---------      ---------      ---------      ---------
 Income (loss) before extraordinary item                  18,272          8,844          2,359         (4,930)        (1,175)
    Extraordinary item                                    (3,331)          (632)           --             --             --
                                                         ---------      ---------      ---------      ---------      ---------
 Net income (loss)                                        14,941          8,212          2,359         (4,930)        (1,175)
 Net income (loss) per share                                1.00            .82            .41          (3.90)         (1.78)

                                                         1996          1995            1994           1993            1992
                                                         ----          ----            ----           ----            ----
Balance Sheet Data:
 Investment in real estate (before accumulated
   depreciation)                                        $429,034       $317,460       $248,281       $180,396        $43,101
 Net investment in real estate                           398,828        295,884        234,825        172,946         37,332
 Total assets                                            451,206        334,866        254,073        190,289         42,720
 Total debt                                              177,349        145,271        179,492        131,963         42,790
 Stockholders' equity (deficit)                          248,114        168,320         59,016         46,240         (5,720)

                                                          1996           1995           1994           1993           1992
                                                          ----           ----           ----           ----           ----
Other Data:
 Funds from Operations (3)                               $30,445        $20,492        $13,138        $(2,110)       $   297
 EBITDA (4)                                               39,912         30,013         20,584          1,564          2,799
 Net cash flow:
   Operating activities                                   29,551         16,473          8,976            275            324
   Investing activities                                 (111,554)       (82,557)       (65,311)      (140,120)        (2,982)
   Financing activities                                   80,194         68,542         52,837        142,443          3,115
 Distributions                                            24,065         15,953          8,775          1,295
 Return of capital portion of distribution                12,280          8,554          4,320            --             --
 Number of properties included in operating results (5)       76             69             53             38              5
 Ratio of earnings to fixed charges (6)                     2.33           1.63           1.19            --             --


---------------
(1) Operating expenses include real estate taxes, repairs and maintenance, insurance and utilities and exclude interest, depreciation and amortization and general and administrative expenses.

(2) Other expense includes gains and losses on property dispositions in 1996, and other miscellaneous operating and non-operating items.

(3) Funds from Operations represents net income (loss), excluding extraordinary items, sales of (or adjustments to basis of) properties plus depreciation and amortization, convertible subordinated debenture interest and amortization of deferred financing costs on convertible subordinated debentures. Funds from operations is computed as follows:


                                                          1996            1995           1994          1993           1992
                                                          ----            ----           ----          ----           ----
Net income (loss)                                        $14,941         $8,212         $2,359        ($4,930)       ($1,175)
Extraordinary item                                         3,331            632           --             --             --
Depreciation and amortization                             10,648          8,456          6,176          2,540          1,365
Amortization of deferred financing costs, debentures          67            135            267             13
Convertible subordinated debenture interest                1,385          3,057          4,336            267           --
Loss on disposition of properties                             73           --             --             --             --
                                                        ---------      ---------      ---------       ---------      -------

Funds from Operations                                    $30,445        $20,492        $13,138        ($2,110)          $190
                                                          -------        -------        -------        --------          ----
                                                          -------        -------        -------        --------          ----

    Management of the Company believes that Funds from Operations is helpful to investors as a measure of the performance of equity REIT shares because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. Funds from Operations does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be considered by the reader as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity, and is not indicative of cash available to fund all cash flow needs. Investors are cautioned that Funds from Operations, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

    The National Association of Real Estate Investment Trusts (NARIET) defines funds from operations as net income before extraordinary items plus depreciation and amortization less the amortization of deferred financing costs.

(4) Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts. EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company's operating performance, and is not indicative of cash available to fund all cash flow needs.

(5) Increase in the number of properties in 1993 reflects the disposition of one property in January 1993 and the acquisition of 34 properties in December 1993. Increase in number of properties in 1994 reflects the acquisition of 15 properties throughout 1994. Increase in number of properties reflects acquisition of 16 properties throughout 1995. Increase in number of properties in 1996 reflects acquisition of 15 properties and the disposition of 8 properties throughout 1996. See "MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

(6) The ratio of earnings to fixed charges for the years ended December 31, 1992 through December 31, 1993, was less than one to one. The approximate dollar amounts (in thousands) necessary to cover the deficiencies in those periods were as follows: 1993 - $5,400; 1992 - $2,006.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                                RESULTS OF OPERATIONS

GENERAL BACKGROUND

    The following is a discussion of the historical operating results of the Company. This discussion should be read in conjunction with the Financial Statements and the information set forth under "SELECTED HISTORICAL FINANCIAL DATA."

    The results of the Company reflect cumulative significant acquisition, build-to-suit and redevelopment activities. Since 1989, the Company has grown its portfolio from six properties, with approximately 1.9 million square feet in area, to 76 properties with approximately 14.0 million square feet in area as of December 31, 1996, an annual compound growth rate of 35.1%. In addition, through the issuance of mortgages on properties and build-to-suit projects under development, the Company has a total investment of 16.4 million square feet in area.

    In 1994, the Company grew its portfolio by 50% during the year by concluding 14 warehouse/industrial acquisitions, one build-to-suit project, and three building expansions having an aggregate area of 2.1 million square feet, and, in 1995, the Company grew its portfolio of owned properties by 35% during the year by concluding 15 warehouse/industrial acquisitions and one build-to-suit project having an aggregate area of 2.7 million square feet. In addition in 1995, the Company invested in three development projects and issued a convertible mortgage on a warehouse/industrial property for an aggregate area of 1.1 million square feet. In 1996 the Company grew its portfolio of owned properties by 33% during the year by concluding 13 warehouse/industrial property acquisitions, one office property acquisition and the acquisition of one parking lot. The Company disposed of seven warehouse/industrial properties and one retail property in 1996. The Company's total increase in area, net of disposals, was 3.4 million square feet. In addition, the Company invested in eight build-to-suit projects and issued a mortgage on one warehouse/industrial property for an aggregage area of 1.9 million square feet. The Company's Consolidated Financial Statements for the year ended December 31, 1996, 1995 and 1994 reflect partial period results for acquisitions, dispositions and expansions made during each respective year as well as full year results, including the lease-up of previously vacant space, related to the properties
owned by the Company as of January 1, 1996, 1995 and 1994, respectively.   The
Company's 1994 acquisitions included two additional properties and 1996 acquisitions included three additional properties previously owned by entities in which certain executive officers of the Company had an interest. These transactions satisfied the Company's investment criteria and were approved by the Company's independent directors.

    Finally, the historical results of the Company reflect the Company's significant property redevelopment and development activities in which substantial capital costs and related expenses were incurred in advance of receipt of rental income. At December 31, 1996, the Company and its subsidiaries had $28.4 million invested in build-to-suit projects under development which are not producing income. Four of the Company's properties preceding the IPO, with a total area of approximately 1.9 million square feet, were property redevelopments and the Company currently holds several additional properties it intends to redevelop. Redevelopments are typically larger
properties that are acquired, subdivided and released.   During construction,
certain costs are capitalized; however, in certain circumstances, such costs are expended after completion but prior to leasing, resulting in a decline in net income.

RESULTS OF OPERATIONS

    COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995.

    Total revenues increased by $16.3 million or 34.9% over the same period last year. The revenues of the Company are derived primarily from base rents and additional rents from expense reimbursements, pursuant to the terms of tenant leases for occupied space at the warehouse/industrial properties. These properties represent approximately 95% of the gross leasable area of the Company's portfolio as of December 31, 1996.

    Rental revenues increased by $10.3 million in 1996 primarily because of full period income from sixteen warehouse/industrial properties acquired totaling 2.7 million square feet in 1995 and thirteen warehouse/industrial properties acquired totaling 3.3 million square feet in 1996 net of seven property disposals. Initial minimum net rental income from the 1996 acquisition properties is approximately $13.1 million, providing an average annual capitalization rate (initial minimum net rental income divided by the purchase price) of approximately 11.2%. In addition, mortgage interest income, which originated in December, 1995, contributed $1.4 million to the increase in revenue. Real estate fee income primarily consisting of fees earned by the Company in connection with its build-to-suit and development activities and third party management fees increased by $3.7 million and equity in net income of affiliate increased by $1.0 million due to their increased activity in build-to-suit activity. The Company's unconsolidated affiliate began operations during the third quarter of 1995 and did not recognize income from development activities until 1996.

    On a "same-store" basis (comparing the results of operations, on a cash basis, of the properties owned at December 31, 1995, with the results of operations of the same properties at December 31, 1996), the Company recognized a 4.1 % increase in revenues primarily due to lease up of vacant space, rental increases on renewed leases and contractual increases in minimum rent under leases in place.

    Total operating expenses, excluding general and administrative expenses, interest, depreciation and amortization, increased by $6.0 million, from $14.8 million in 1995 to $20.8 million in 1996. $4.1 million of the increase is due to real estate taxes. The majority of the real estate tax increase, $3.3 million, resulted from 1995 and 1996 acquisitions and the balance, $0.8 million, from tax increases throughout the portfolio with the largest increase in Cook County, Illinois. Insurance, utilities and property operating and leasing expenses, all components of operating expenses, increased at levels comparable to the level of acquisitions.

    Depreciation and other amortization increased by $2.2 million, from $8.4 million in 1995 to $10.6 million in 1996. The increase is due primarily to full period depreciation on acquisitions completed during 1995 and depreciation from dates of acquisition for the 1996 additions 1996.

    General and administrative expenses increased by $0.4 million, from $2.1 million in 1995 to $2.5 million in 1996, due primarily to the growth of the Company.

    Interest incurred decreased by $1.7 million over the same period last year due to the conversion to common stock of $8.9 million of convertible subordinated debentures. Although the acquisition level was higher during 1996, interest expense was held to the same level as 1995 due to the repayment of debt from a public offering that closed in July, 1996, and reduced borrowing rates.

    Other expenses increased by $84,000 from the same period last year due to the loss on disposition of three properties totaling $72,000.

    As a result of the factors described above, net income, before extraordinary item, increased by $9.4 million from $8.9 million in 1995 to $18.4 million in 1996, an increase of 106.6%. Earnings before interest, income taxes, depreciation and amortization increased by $10.0 million, from $30.0 million in 1995 to $40.0 million in 1996.

    In 1996, the Company incurred an extraordinary loss of $3.3 million representing a write off of unamortized deferred financing costs as a result of the refunding of the its outstanding 1991 and 1993 tax exempt and related taxable bonds by issuing new tax exempt and taxable bonds and the replacement of its $92 million secured lines of credit with a $135 million unsecured credit facility at a significant savings in interest.

COMPARISON OF YEAR END DECEMBER 31, 1995 TO YEAR END DECEMBER 31, 1994

    Total revenues increased by $12.3 million or 36.6% over last year. The revenues of the Company are derived primarily from base rents and additional rents from expense reimbursements, pursuant to the terms of tenant leases for occupied space at the warehouse/industrial properties. These properties represent approximately 95% of the gross leasable area of the Company's portfolio as of December 31, 1995.

    Revenues increased in 1995 primarily because of full period income from 15 properties acquired in 1994 and partial year income from acquisition and
development activity concluded during the year.   During 1995 the Company
acquired 16 warehouse/industrial properties (including one build-to-suit project) with a total area of approximately 2.7 million square feet. Initial minimum net rental income from the 1995 acquisition properties is approximately $7.2 million, providing an average annual capitalization rate (initial minimum net rental income divided by the purchase price) of approximately 11.16%. Mortgage interest income is due to the issuance, by the Company, of a convertible mortgage note receivable in December, 1995. In addition, fee income, primarily due to fees earned by the Company in connection with its build-to-suit and development activities and third party management fees increased by $0.3 million, from $1.1 million in 1994 to $1.4 million in 1996. The equity in net income of affiliate of $32,608 represents the income from the Company's unconsolidated affiliate, CenterPoint Realty Services Corporation, which was formed during the second quarter of 1995.

    In addition, on a "same-store" basis (comparing the results of operations, on a cash basis, of the properties owned at December 31, 1994, with the results of operations of the same properties at December 31, 1995), the Company recognized a 5.7% increase in revenues primarily due to rental increases on renewed leases, lease up of vacancy and contractual increases in minimum rent under leases in place.

    Total operating expenses (total expenses excluding general and administrative, incentive stock awards, depreciation, amortization and interest expense) increased by $3.4 million, from $11.4 million in 1994 to $14.8 million in 1995. The increase resulted primarily from expenses for a full year of operations from properties acquired during 1994 and expenses for a partial year for properties acquired in 1995. Real estate taxes, insurance, utilities and property operating and leasing expenses, all components of operating expenses, increased at levels comparable to the level of acquisitions.

    Depreciation and other amortization expense increased by $2.3 million, from $6.2 million in 1994 to $8.5 million in 1995. Depreciation on properties acquired in 1994 and 1995 accounted for $2.2 million of the increase and the remaining $0.1 million is increased amortization of leasing expenses due to leasing activity. General and administrative expenses increased by $0.5 million from $1.6 million in 1994 to $2.1 million in 1995 due primarily to the growth of the Company.

    Interest incurred increased in 1995 by $0.5 million, from $11.1 million in 1994 to $11.6 million in 1995. The increase is due to increased borrowings to fund acquisitions net of interest savings from the repayment of the Company's lines of credit of approximately $29.9 million following its second public offering completed in January, 1995, and $48.0 million repaid from proceeds of its private equity offering in September, 1995. Amortization of deferred financing costs was $0.2 million higher than the previous year due to costs incurred in completing 3 debt transactions, the expansion of the Lehman revolving line of credit to $52 million, the expansion of the LaSalle line of credit to $40 million and the placement of $50 million of securitized bonds.

    As a result of the factors described above, net income, before extraordinary item, increased by $6.4 million from $2.4 million in 1994 to $8.8 million in 1995. Earnings before interest, income taxes, depreciation and amortization for the year increased by $9.6 million from $20.7 million in 1994 to $30.3 million in 1995.

    In 1995, the Company incurred an extraordinary loss of $632,419 representing a write off of unamortized deferred financing costs as a result of early extinguishment of certain debt obligations resulting from the Company's 1995 debt transactions.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flow generated from Company operations has historically been utilized for working capital purposes and making distributions, while proceeds from financings and capital raises have been used to fund acquisitions and other capital costs. Cash flow from operations during 1996 of $29.6 million was used to pay $24.1 million of current year distributions and $4.9 million of distributions declared in the fourth quarter of 1995 and paid in the first quarter of 1996.

    Acquisitions, construction in progress on development projects, and improvements and additions to properties of approximately $114.9 million for the year were funded with borrowings under the Company's lines of credit and mortgage notes payable totaling $15.7 million, proceeds from the disposition of real estate of $19.0 million and $80.2 million of net proceeds from the July 2, 1996 public offering of common stock.

    The issuance of mortgage notes receivable of $18.5 million was funded by repayments of mortgage notes receivable of $5.5 million and the balance of borrowings under the Company's lines of credit and mortgage notes payable.

    At December 31, 1996, the Company's debt constitutes approximately 22.8% of its fully diluted market capitalization. At that date, the Company's fully diluted equity market capitalization was approximately $570 million, and its fully diluted total market capitalization was approximately $732 million. The Company's leverage ratios benefited during 1996 from the conversion of approximately $8.9 million of its 8.22% Convertible Subordinated Debentures, due 2004, to 485,680 shares of common stock.

    At December 31, 1996, the Company had a $135 million unsecured credit facility co-led by First Chicago NBD and Lehman Brothers with participating banks including ABN LaSalle, Bank of America, Bank of Boston and NationsBank.
As of December 31, 1996, the Company had outstanding borrowings of approximately $46.1 million under the unsecured revolving line of credit (approximately 6.5% of the Company's fully diluted market capitalization), and the Company had remaining availability of approximately $89 million under its unsecured line of credit

    On July 2, 1996, the Company completed a public offering of 3,450,000 shares of common stock at $23.75 per share. Net proceeds from the offering, after the underwriting discounts, were approximately $80.2 million. The proceeds of the offering were used to repay approximately $55.3 million then outstanding under the Company's lines of credit and to fund future investments. The public offering left the entire amount under the Company's lines of credit available.

    Subsequent to year end, on March 6, 1997, the Company completed a public offering of 2,250,000 shares of common stock at $31.50 per share under a shelf registration statement declared effective by the Securities and Exchange Commission in January 1997. Net proceeds from the offering after the underwriting discounts were approximately $67.2 million. The proceeds of the offering were used to refund approximately $58.2 million outstanding under the Company's line of credit with the balance of $9.0 million to fund investments.

    In January 1997, Moody's Investors Service assigned investment grade ratings to the Company's senior unsecured debt and preferred stock issuable under the Company's shelf registration and convertible subordinated notes. These investment grade ratings further enhance the Company's financial flexibility.

    As of December 31, 1996, the Company had approximately $977,000 in restricted cash, most of which was held in real estate tax escrows for tenants requiring such escrows under the terms of their leases. The Company believes that its liquidity is adequate for operations and that positive cash flow from operations, as supplemented by proceeds of borrowings under its lines of credit and other financings, will be adequate to fund the Company's acquisition activities and allow distributions to the Company's stockholders in accordance with the requirements for qualification as a REIT.

    During 1996, the Company declared distributions of $24.1 million, representing an annualized distribution rate of approximately $1.62 per share. The following factors, among others, will affect the future availability of funds for distribution: (i) scheduled increases in base rents under existing leases and (ii) changes in minimum base rents attributable to replacement of existing leases with new or replacement leases.


                               CENTERPOINT PROPERTIES CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS


                                                                   ASSETS
                                                                                   DECEMBER 31,
                                                                        --------------------------------
                                                                             1996                1995
                                                                             ----                ----
Assets:
 Investment in real estate:
   Land                                                                  $72,003,830         $49,413,885
   Buildings                                                             284,625,543         219,911,526
   Building improvements                                                  43,583,267          39,054,302
   Furniture, fixtures, and equipment                                     10,429,242           9,080,444
   Construction in progress                                               18,392,364
                                                                       -------------       -------------
                                                                         429,034,246         317,460,157
   Less accumulated depreciation                                          30,206,095          21,576,209
                                                                       -------------       -------------
     Net investment in real estate                                       398,828,151         295,883,948

 Cash and cash equivalents                                                 1,069,522           2,877,760
 Restricted cash and cash equivalents                                        976,821           1,301,362
 Tenant accounts receivable, net                                          10,193,323           8,743,344
 Mortgage notes receivable                                                22,665,117           9,588,154
 Investment in and advances to affiliate                                   9,672,971           5,356,526
 Prepaid expenses and other assets                                         3,630,443           4,841,456
 Deferred expenses, net                                                    4,169,660           6,273,583
                                                                       -------------       -------------
                                                                        $451,206,008        $334,866,133
                                                                       -------------       -------------
                                                                       -------------       -------------

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Mortgage notes payable                                                 $114,450,683        $121,970,756
 Line of credit                                                           46,100,000
 Convertible subordinated debentures payable                              14,380,000          23,244,000
 Notes payable                                                             2,418,475              56,660
 Distributions payable                                                                         4,952,274
 Accounts payable                                                          4,130,360           1,781,433
 Accrued expenses                                                         17,914,158          11,837,810
 Rents received in advance and security deposits                           3,698,586           2,703,253
                                                                       -------------       -------------
                                                                         203,092,262         166,546,186
                                                                       -------------       -------------

Commitments and contingencies

Stockholders' equity:
 Series A preferred stock, $.001 par value, 10,000,000 shares
   authorized; 0 and 2,272,727 issued and outstanding, respectively                                2,273
 Common stock, $.001 par value, 47,727,273 shares authorized;
   14,333,231 and 10,358,958 issued and outstanding, respectively             14,333              10,359
 Class B common stock, $.001 par value, 2,272,727 shares
   authorized; 2,272,727 and 0  issued and outstanding, respectively           2,273
 Additional paid-in-capital                                              276,141,599         187,160,773
 Retained earnings (deficit)                                             (27,725,936)        (18,602,473)
 Unearned compensation - restricted stock                                   (318,523)           (250,985)
                                                                       -------------       -------------
   Total stockholders' equity                                            248,113,746         168,319,947
                                                                       -------------       -------------
                                                                        $451,206,008        $334,866,133
                                                                       -------------       -------------
                                                                       -------------       -------------


     The accompanying notes are an integral part of these consolidated financial statements.




                                                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                              1996           1995           1994
                                                           -----------    -----------    -----------
Revenue:
 Minimum rents                                            $41,950,923    $33,870,187    $24,651,035
 Straight-line rents                                        2,086,548      1,349,323        810,451
 Expense reimbursements                                    11,413,363      8,781,299      6,924,468
 Miscellaneous tenant income                                  156,192      1,395,452        114,189
 Mortgage interest income                                   1,513,684         84,492
 Real estate fee income                                     5,140,898      1,438,706      1,132,665
 Equity in net income of affiliate                          1,068,766         32,608
                                                           -----------    -----------    -----------

   Total revenue                                           63,330,374     46,952,067     33,632,808
                                                           -----------    -----------    -----------

Expenses:
 Real estate taxes                                         11,867,536      7,719,144      5,180,882
 Repair and maintenance                                     1,867,954      1,276,485      1,074,399
 Insurance                                                    493,312        399,833        275,883
 Utilities                                                  1,154,552      1,179,359      1,272,754
 Property operating and leasing                             5,367,445      4,199,075      3,637,437
 General and administrative                                 2,567,757      2,149,549      1,573,122
 Depreciation and amortization                             10,647,887      8,455,668      6,175,816
 Interest expense:
   Interest incurred, net                                   9,864,953     11,563,047     11,072,850
   Amortization of deferred financing costs                 1,126,968      1,149,955        976,460
                                                           -----------    -----------    -----------

     Total expenses                                        44,958,364     38,092,115     31,239,603
                                                           -----------    -----------    -----------

     Operating income                                      18,372,010      8,859,952      2,393,205

Other expense                                                  99,887         15,605         34,155
                                                           -----------    -----------    -----------
Income before extraordinary item                           18,272,123      8,844,347      2,359,050

Extraordinary item, early extinguishment of debt           (3,330,684)      (632,419)
                                                           -----------    -----------    -----------

Net income                                                $14,941,439     $8,211,928     $2,359,050
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

Income before extraordinary item per share                      $1.22          $0.88          $0.41
Extraordinary item per share                                    (0.22)         (0.06)
                                                           -----------    -----------    -----------
Net income per share                                            $1.00          $0.82          $0.41
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------
Distributions per share                                         $1.62          $1.56          $1.50
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------



      The accompanying notes are an integral part of these consolidated financial statements.



                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  CLASS B COMMON
                                                       PREFERRED STOCK                STOCK                 COMMON STOCK
                                                       ---------------                -----                 ------------
                                                    NUMBER                    NUMBER                    NUMBER
                                                   OF SHARES       AMOUNT    OF SHARES       AMOUNT    OF SHARES       AMOUNT
                                                   ---------       ------    ---------       ------    ---------       ------
Balance, January 1, 1994                                  0           $0            0           $0    5,348,054       $5,348
 Conversion of convertible subordinated
   debentures to common stock                                                                           794,621          795
 Incentive stock award                                                                                    1,100            1
 Shares issued for purchase of properties                                                               272,108          272
 Distributions in connection with acquisitions
   of interests in properties
 Additional offering costs for initial public
   offering
 Distributions declared on common stock,
   $1.50 per share
 Net income
                                                 ----------   ----------    ---------       ------   ----------      -------
Balance, December 31, 1994                                0            0            0            0    6,415,883        6,416
 Issuance of common stock:
   Public offering, less $5,160,329 of
     offering costs                                                                                   2,587,500        2,588
   Private offering                                                                                     149,200          149
 Shares issued for purchase of property                                                                  48,261           48
 Issuance of preferred stock in private offering  2,272,727        2,273
 Conversion of convertible subordinated
   debentures to common stock                                                                         1,137,165        1,137
 Shares issued for stock options exercised                                                                  600            1
 Incentive stock awards                                                                                  17,499           17
 Director stock awards                                                                                    2,850            3
 Amortization of unearned compensation
 Distributions declared on common stock,
   $1.56 per share
 Distributions declared on preferred stock,
   $0.44 per share
   Net income
                                                 ----------   ----------    ---------       ------   ----------      -------
Balance, December 31, 1995                        2,272,727        2,273            0            0   10,358,958       10,359

 Issuance of common stock:
   Public offering, less $2,386,799 of
     offering costs                                                                                   3,450,000        3,450
 Conversion of preferred stock to Class B
   common stock                                  (2,272,727)      (2,273)   2,272,727        2,273
 Conversion of convertible subordinated
   debentures to common stock                                                                           485,680          486
 Shares issued for stock options exercised                                                               27,787           28
 Incentive stock awards                                                                                   8,290            8
 Director stock awards                                                                                    2,516            2
 Amortization of unearned compensation
 Distributions declared on common stock,
   $1.62 per share
 Distributions declared on preferred stock,
   $0.42 per share
 Distributions declared on Class B common
   stock, $1.25 per share
   Net income
                                                 ----------   ----------    ---------       ------   ----------      -------
Balance, December 31, 1996                                0           $0    2,272,727       $2,273   14,333,231      $14,333
                                                 ----------   ----------    ---------       ------   ----------      -------
                                                 ----------   ----------    ---------       ------   ----------      -------




                                                                                   UNEARNED
                                                     ADDITIONAL      RETAINED    COMPENSATION-      TOTAL
                                                      PAID-IN        EARNINGS     RESTRICTED    STOCKHOLDERS'
                                                      CAPITAL       (DEFICIT)       STOCK          EQUITY
                                                      -------       ---------       -----          ------
Balance, January 1, 1994                           $50,680,697    ($4,446,010)            $0    $46,240,035
 Conversion of convertible subordinated
   debentures to common stock                       14,073,954                                   14,074,749
 Incentive stock award                                  22,549                                       22,550
 Shares issued for purchase of properties            5,299,728                                    5,300,000
 Distributions in connection with acquisitions
   of interests in properties                          (89,922)                                     (89,922)
 Additional offering costs for initial public
   offering                                           (115,545)                                    (115,545)
 Distributions declared on common stock,
   $1.50 per share                                                 (8,774,790)                   (8,774,790)
 Net income                                                         2,359,050                     2,359,050
                                                  ------------   ------------     ----------   ------------
Balance, December 31, 1994                          69,871,461    (10,861,750)             0     59,016,127
 Issuance of common stock:
   Public offering, less $5,160,329 of
     offering costs                                 42,058,958                                   42,061,546
   Private offering                                  3,387,198                                    3,387,347
 Shares issued for purchase of property              1,122,020                                    1,122,068
 Issuance of preferred stock in private offering    49,997,727                                   50,000,000
 Conversion of convertible subordinated
   debentures to common stock                       20,314,606                                   20,315,743
 Shares issued for stock options exercised              10,949                                       10,950
 Incentive stock awards                                341,213                      (341,230)
 Director stock awards                                  56,641                                       56,644
 Amortization of unearned compensation                                                90,245         90,245
 Distributions declared on common stock,
   $1.56 per share                                                (14,951,061)                  (14,951,061)
 Distributions declared on preferred stock,
   $0.44 per share                                                 (1,001,590)                   (1,001,590)
   Net income                                                       8,211,928                     8,211,928
                                                  ------------   ------------     ----------   ------------
Balance, December 31, 1995                         187,160,773    (18,602,473)      (250,985)   168,319,947
 Issuance of common stock:
   Public offering, less $2,386,799 of
     offering costs                                 79,547,251                                   79,550,701
 Conversion of preferred stock to Class B
   common stock
 Conversion of convertible subordinated
   debentures to common stock                        8,682,532                                    8,683,018
 Shares issued for stock options exercised             507,919                                      507,947
 Incentive stock awards                                186,517                      (186,525)
 Director stock awards                                  56,607                                       56,609
 Amortization of unearned compensation                                               118,987        118,987
 Distributions declared on common stock,
   $1.62 per share                                                (20,276,721)                  (20,276,721)
 Distributions declared on preferred stock,
   $0.42 per share                                                   (947,045)                     (947,045)
 Distributions declared on Class B common
   stock, $1.25 per share                                          (2,841,136)                   (2,841,136)
   Net income                                                      14,941,439                    14,941,439
                                                  ------------   ------------     ----------   ------------
Balance, December 31, 1996                        $276,141,599   ($27,725,936)     ($318,523)  $248,113,746
                                                  ------------   ------------     ----------   ------------
                                                  ------------   ------------     ----------   ------------


        The accompanying notes are an integral part of these consolidated financial statements.




                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                                     ------------------------
                                                               1996           1995           1994
                                                               ----           ----           ----
Cash flows from operating activities:
   Net income                                             $14,941,439     $8,211,928     $2,359,050
   Adjustments to reconcile net income to net
       cash provided by operating activities:
     Extraordinary item-early extinguishment of debt        3,330,684        632,419
     Bad debts                                                462,245        432,832        120,000
     Depreciation                                          10,198,721      8,160,904      6,005,507
     Amortization of deferred financing costs               1,126,968      1,149,955        976,460
     Other amortization                                       449,166        294,764        170,309
     Incentive stock awards                                   175,596        146,889         22,550
     Interest on converted debentures                          76,810        235,219        150,993
     Equity in net income of affiliate                     (1,068,766)       (32,608)
     Loss on disposal of real estate                           60,155
     Net changes in:
       Tenant accounts receivable                          (1,889,660)    (4,003,068)    (3,017,872)
       Prepaid expenses and other assets                     (937,062)      (292,895)      (849,660)
       Rents received in advance and security deposits        589,497        119,470        829,282
       Accounts payable and accrued expenses                2,035,585      1,417,067      2,209,622
                                                        -------------   ------------   ------------
Net cash provided by operating activities                  29,551,378     16,472,876      8,976,241
                                                        -------------   ------------   ------------

Cash flows from investing activities:
   Change in restricted cash and cash equivalents             324,541          4,580      3,746,938
   Acquisition of real estate                             (85,267,555)   (61,880,989)   (52,421,967)
   Construction in progress                               (17,063,084)
   Improvements and additions to properties               (12,574,683)    (5,031,108)   (10,224,418)
   Disposition of real estate                              18,990,923      2,383,650
   Change in deposits on acquisitions                       1,036,708       (501,821)    (2,979,153)
   Issuance of mortgage notes receivable                  (18,523,150)    (9,588,154)
   Repayment of mortgage notes receivable                   5,543,033
   Investment in and advances to affiliate                 (1,047,679)    (5,323,918)
   Receivables from affiliates and employees                  106,116        273,960       (351,305)
   Additions to deferred expenses                          (3,079,206)    (2,892,829)    (3,081,079)
                                                        -------------   ------------   ------------
Net cash used in investing activities                    (111,554,036)   (82,556,629)   (65,310,984)
                                                        -------------   ------------   ------------

Cash flows from financing activities:
   Proceeds from sale of preferred stock                                  50,000,000
   Proceeds from sale of common stock                      82,445,447     50,620,172
   Offering costs paid                                     (2,386,799)    (4,386,217)    (2,565,511)
   Proceeds from line of credit                            46,100,000
   Proceeds from issuance of mortgage notes payable        45,881,822     50,000,000    125,016,046
   Repayments of mortgage notes payable                   (62,704,903)   (63,929,723)   (57,893,250)
   Repayments of notes payable                               (123,327)      (111,734)       (79,534)
   Repayments of notes payable to CRP-London                                             (5,012,233)
   Distributions                                          (29,017,176)   (13,649,784)    (6,628,100)
   Conversion of convertible subordinated
    debentures payable                                           (644)          (868)          (164)
                                                        -------------   ------------   ------------
Net cash provided by financing activities                  80,194,420     68,541,846     52,837,254
                                                        -------------   ------------   ------------
Net change in cash and cash equivalents                    (1,808,238)     2,458,093     (3,497,489)
Cash and cash equivalents, beginning of the year            2,877,760        419,667      3,917,156
                                                        -------------   ------------   ------------
Cash and cash equivalents, end of year                     $1,069,522     $2,877,760       $419,667
                                                        -------------   ------------   ------------
                                                        -------------   ------------   ------------


     The accompanying notes are an integral part of these consolidated financial statements



                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  ORGANIZATION

     CenterPoint Properties Corporation (the "Company"), a Maryland corporation, and its subsidiaries, owns and operates primarily warehouse/industrial properties in the metropolitan Chicago area and operates as a real estate investment trust.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

     Minimum rents are recognized on a straight-line basis over the terms of the respective leases. Unbilled rents receivable represents the amount that straight-line rental revenue exceeds rents due under the lease agreements. Unbilled rents receivable, included in tenants accounts receivable, at December 31, 1996 and 1995 were $4,098,745 and $2,262,468, respectively. Recoveries from tenants for taxes, insurance and other property operating expenses are recognized in the period the applicable costs are incurred.

     The Company provides an allowance for doubtful accounts against the portion of accounts receivable which is estimated to be uncollectible. Accounts receivable in the consolidated balance sheets are shown net of an allowance for doubtful accounts of $747,715 and $500,000 as of December 31, 1996 and 1995, respectively.

     Miscellaneous tenant income in 1995 includes a lease buy out fee of $1,200,000 realized in connection with the early termination of a tenant's lease.

     DEFERRED EXPENSES

     Deferred expenses consist principally of financing fees and leasing commissions. Leasing commissions are amortized on a straight-line basis over the terms of the respective agreements ranging from 1 to 8 years. Financing costs are amortized over the terms of the respective agreements. Deferred expenses relating to debenture conversions of $257,148 and $646,022 were charged to paid-in capital in 1996 and 1995, respectively, and fully amortized deferred expenses of $56,973 and $994,496 were written off in 1996 and 1995, respectively. The balances are as follows:

                                                        DECEMBER 31
                                                        -----------
                                                     1996          1995
                                                     ----          ----
Deferred financing costs, net of accumulated
  amortization of $827,868 and $1,474,949        $2,098,035     $4,912,839
Deferred leasing costs, net of accumulated
  amortization of $1,381,925 and $962,286         2,071,625      1,360,744
                                                 ----------     ----------
                                                 $4,169,660     $6,273,583
                                                 ----------     ----------
                                                 ----------     ----------

     PROPERTIES

     Real estate assets are stated at cost. Interest and real estate taxes and other directly related expenses incurred during construction periods are capitalized and amortized on the same basis as the related assets. Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

                                                   YEARS
                                                   -----
     Building and improvements                   31.5 and 40
     Land improvements                           15
     Furniture, fixtures and equipment           4 to 15

     Construction allowances for tenant improvements are capitalized and amortized over the terms of each specific lease. Repairs and maintenance are charged to expense when incurred. Expenditures for improvements are capitalized. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in operations.

         In accordance with the requirements of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" issued in 1995, the Company has reviewed the recoverability of the carrying value of its investment in real estate. The Company has conducted such reviews annually by estimating the fair value of its properties generally by analysis and comparison of the capitalized values of the expected net operating cash flows of the properties. If management determines that an impairment of property has occurred, the carrying value of such property will be reduced to its fair value.

     CASH AND CASH EQUIVALENTS

     For purposes of the consolidated financial statements, the Company considers all liquid investments purchased with original maturities of three months or less to be cash equivalents.

     INVESTMENT IN AND ADVANCES TO AFFILIATE

     The Company accounts for its investment in affiliate using the equity method whereby its cost of the investment is adjusted for its share of equity in net income or loss from the date of acquisition and reduced by distributions received.

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

     INCOME TAXES

     The Company qualifies as a real estate investment trust ("REIT") under sections 856-860 of the Internal Revenue Code beginning January 1, 1994. In order to qualify as a REIT, the Company is required to distribute at least 95% of its taxable income to stockholders and to meet certain asset and income tests as well as certain other requirements. As a REIT, the Company will generally not be liable for Federal income taxes, provided it satisfies the necessary distribution requirements. The distributions declared and paid for the years ended December 31, 1996, 1995 and 1994 represent a return of capital of approximately 51%, 54% and 50% respectively.

     EARNINGS PER COMMON SHARE

     Income per share amounts are based on the weighted average of common and common equivalent (stock options and convertible preferred stock in 1996 and 1995) shares outstanding of 15,008,053, 9,993,540 and 5,755,250, for 1996, 1995,
and 1994, respectively. The convertible preferred stock is considered common stock equivalents as they participate in dividends with common stock and was converted into common stock in 1996. The assumed conversion of the convertible subordinated debentures into common shares for purposes of computing fully diluted earnings (loss) per share in 1996, 1995 and 1994 would be anti-dilutive.

     RECLASSIFICATIONS

    The consolidated statements of operations for prior periods have been reclassified to conform with current classifications with no effect on results of operations.

3.  PROPERTY ACQUISITIONS AND DISPOSITIONS

         During the year ended December 31, 1996 and 1995, the Company acquired fifteen and sixteen properties, respectively, consisting principally of single-tenant buildings for an aggregate amount of approximately $103,532,000 and approximately $65,828,000, respectively. Substantially all of these properties were acquired in singular transactions and, except for three of the transactions in 1996, involved unrelated third parties. The three properties acquired from related parties is discussed in Note 11, Related Party Transactions. The properties acquired were funded with borrowings under the Company's lines of credit, proceeds from five properties sold during 1996 in transactions that qualify as a tax-free exchange, proceeds of a public offering of shares of the Company's common stock completed on July 2, 1996, and the issuance of shares of the Company's common stock with respect to one property in 1995. The acquisitions have been accounted for utilizing the purchase method of accounting and, accordingly, the results of operations of the acquired properties are included in the consolidated statements of operations from the dates of acquisition.

     The Company disposed of eight properties during the year ended December 31, 1996 and one property during the year ended December 31, 1995. In 1996, five of the properties were disposed of in transactions that qualify as a tax-free exchange under applicable provisions of the Internal Revenue Code.

     Due to the effect of the January, 1995 public offering, the September, 1995 private offering, the July, 1996 public offering and the subsequent acquisitions and dispositions of properties, the historical results are not indicative of the future results of operations. The following unaudited pro forma information is presented as if the 1994 and 1995 acquisitions and dispositions of properties, the January, 1995 public offering, the September, 1995 private offering and the corresponding repayment of certain debt had occurred on January 1, 1994 and as if the July, 1996 public offering, the corresponding repayment of certain debt, and the 1996 acquisitions and dispositions had all occurred on January 1, 1995 (or on the date the property first commenced operations with a third party tenant, if later). The unaudited pro forma information is based upon the historical consolidated statements of operations before any extraordinary items and does not purport to present what actual results would have been had the transactions, in fact, occurred at the beginning of 1995 or 1994, or to project results for any future period.


                                              PROFORMA FOR THE YEAR ENDED DECEMBER 31 (UNAUDITED)
                                              ---------------------------------------------------
                                                           1996      1995      1994
                                                           ----      ----      ----
                                                  (in thousands, except for per share data)
Total revenues                                           $68,144   $57,411   $39,871
Total expenses                                            48,338    41,764    32,155
                                                         -------    ------   -------
Income before extraordinary item                         $19,806   $15,647   $ 7,716
                                                         -------    ------   -------
                                                         -------    ------   -------
Income before extraordinary item per common share        $  1.18    $ 1.03   $  0.71
                                                         -------    ------   -------
                                                         -------    ------   -------


4.  MORTGAGE NOTES RECEIVABLE

    Mortgage notes receivable at December 31, 1996 and 1995 consist of the following:




                           CARRYING AMOUNT OF NOTES                                  ESTIMATED
                                DECEMBER 31,                          PERIODIC        BALLOON           FINAL
PROPERTY PLEDGED               ------------             INTEREST      PAYMENT       PAYMENT AT       MATURITY
AS COLLATERAL               1996           1995            RATE         TERMS         MATURITY          DATE
-------------               ----           ----            ----         -----         --------          ----
1150 Spring Lake Drive
  Itasca, IL              $908,791       $838,154             (a)            (b)      $908,791       01/31/97
1800 Wolf Road
  DesPlaines, IL         8,750,000      8,750,000         11.25%             (b)     8,750,000       12/01/00
4833 Diversey Road
  Chicago, IL              929,652                        10.50%                      $8,828(c)       6/01/10
6634 West 68th Street
  Bedford Park, IL       4,749,750                        11.00%             (b)     4,749,750      7/01/01(f)
777 Remington
  Bolingbrook, IL(e)     2,676,924                         8.50%             (b)   2,676,924(d)       3/15/98

1400 West 35th Street
  Chicago, IL            4,650,000                         8.25%             (d)     4,650,000        6/30/97
                       -----------     ----------
                       $22,665,117     $9,588,154
                       -----------     ----------
                       -----------     ----------



(a) Prime plus 1.0%

(b) Monthly payments of interest only.

(c) The monthly payment is an increasing payment per the loan schedule. This amount is the required payment at December 31, 1996.

(d) No payments are required until maturity, when principal and accrued interest are due.

(e) This mortgage note is a construction loan which will increase through construction.

(f) The borrower has an option to extend the term of this loan for two one year periods at an increased interest rate of 12% for the first year and 13% for the second year.

As of December 31, 1996 mortgage notes receivable mature as follows:



     1997. . . . . . . . . . . . . . . . . . . .     $ 5,570,427
     1998. . . . . . . . . . . . . . . . . . . .       2,694,420
     1999. . . . . . . . . . . . . . . . . . . .          24,170
     2000. . . . . . . . . . . . . . . . . . . .       8,781,770
     2001. . . . . . . . . . . . . . . . . . . .       4,790,155
     Thereafter. . . . . . . . . . . . . . . . .         804,175
                                                     -----------
          Total. . . . . . . . . . . . . . . . .     $22,665,117
                                                     -----------
                                                     -----------

     Based on borrowing rates available at the end of 1996 and 1995 for mortgage loans with similar terms and maturities, the fair value of the mortgage notes receivable approximates the carrying values.

    Land and buildings related to such mortgages exceeding the carrying value of the mortgages at December 31, 1996 have been pledged as collateral for the above debt.

5.  INVESTMENT IN AND ADVANCES TO AFFILIATE

    The Company holds approximately 99% of the economic interest in CenterPoint Realty Services Corporation ("CRS"). To maintain compliance with limitations on income from business activities received by REITs and their qualified REIT subsidiaries, the Company holds its interest in CRS in the form of non-voting equity ownership which qualifies as an unconsolidated taxable subsidiary.

    As of December 31, 1996 and 1995, the Company had advanced to CRS approximately $6,300,000 and $5,200,000, respectively, under a demand loan with an interest rate of 8.125%. The proceeds of the loans were required for development projects. Principal and interest is due upon demand.

6.  MORTGAGE NOTES PAYABLE

    Mortgage notes payable at December 31, 1996 and 1995 consist of the following:





                             CARRYING AMOUNT OF NOTES                                    ESTIMATED
                             ------------------------                      PERIODIC       BALLOON           FINAL
                                    DECEMBER 31,
PROPERTY PLEDGED                    ------------             INTEREST       PAYMENT      PAYMENT AT        MATURITY
AS COLLATERAL                   1996           1995            RATE          TERMS        MATURITY           DATE
-------------                   ----           ----            ----          -----        --------           ----
MORTGAGE NOTES PAYABLE:
440 North Lake Street
  Miller, IN               $ 20,540,000   $ 15,500,000             (a)            (a)   $20,540,000        3/01/31
                              1,680,000      7,500,000             (a)            (a)     1,680,000        3/01/31
905 Irving Park Road (h)
  Itasca, IL                                 1,978,378        9.00%(b)     $18,295(c)     1,912,026        7/18/97
6843 Santa Fe Drive
  Hodgkins, IL                               2,076,673       10.13%(b)      18,934(c)
351 North Rohlwing Road
  Itasca, IL                                   340,705       10.50%(b)       3,493(c)
850 Arthur Avenue
  Elk Grove Village, IL         575,000        575,000          8.00%       11,500(d)       575,000       10/03/00
1800 Bruning Drive
  Itasca, IL                  5,655,683                         8.40%       47,910(c)     5,570,116       10/10/97
2553 North Edgington
  Franklin Park, IL           6,000,000                            (e)            (f)     6,000,000       11/30/98

POOL MORTGAGE NOTES
PAYABLE:

Designated pools of 20
  properties                 50,000,000     50,000,000          7.62%      317,500(f)    50,000,000       11/01/02

Designated pools of 18
  properties                 30,000,000     30,000,000          6.91%      172,750(f)    30,000,000        5/15/99

LINES OF CREDIT:

Revolving line of credit                    14,000,000             (g)            (f)
                           ------------   ------------
                           $114,450,683   $121,970,756
                           ------------   ------------
                           ------------   ------------





(a) This debt consists of Economic Development Revenue Bonds issued by the City of Gary, Indiana and is collateralized by a letter of credit. The letter of credit contains certain financial covenants pertaining to the tangible net worth and liabilities in relation to portfolio value of the Company.
    In April 1996, the bonds outstanding at December 31, 1995 were refunded. The new bonds were issued in two series; $20,540,000 tax exempt and $1,680,000 taxable, bearing interest in the Weekly Adjustable Interest Rate Mode at a rate determined by the Remarketing Agent (4.35% on the tax exempt bonds and 5.85% on the taxable bonds at December 31, 1996). The new bonds require monthly payments of interest only.

(b) The effective interest rate is 8.0% pursuant to a mortgage assumption credit received in connection with the acquisition of the related properties.

(c) Amount represents the monthly payment of principal and interest.

(d) The loan requires quarterly payments of interest only.

(e) The interest rate is one month LIBOR plus 1.75% (7.38% at December 31, 1996).

(f) The loan requires monthly payments of interest only.

(g) This $52,000,000 revolving line of credit which was collateralized by 6 properties was replaced by a $135 million unsecured line of credit in October, 1996 (see Note 7). The interest rate was one month LIBOR plus 1.5% (7.25% at December 31, 1995 on $4,000,000 and 7.1875% at December 31,
    1995 on $10,000,000).

(h) During 1996, the Company sold the property subject to the mortgage which was not repaid due to the prepayment cost. The Company will pay the note upon maturity in 1997 and is collateralized by a $2.0 million letter of credit purchased by the Company (see Note 10).

As of December 31, 1996 mortgage notes mature as follows:

     1997 . . . . . . . . . . . . . . . . . . . .        $  5,655,683
     1998 . . . . . . . . . . . . . . . . . . . .           6,000,000
     1999 . . . . . . . . . . . . . . . . . . . .          30,000,000
     2000 . . . . . . . . . . . . . . . . . . . .             575,000
     2001 . . . . . . . . . . . . . . . . . . . .                   0
     Thereafter . . . . . . . . . . . . . . . . .          72,220,000
                                                          ------------
          Total . . . . . . . . . . . . . . . . .        $114,450,683
                                                          ------------
                                                          ------------

    Based on borrowing rates available to the Company at the end of 1996 and 1995 for mortgage loans with similar terms and maturities, the fair value of the mortgage notes payable approximates the carrying values.

    Land, buildings and equipment related to such mortgages with an aggregate net book value of approximately $174 million at December 31, 1996 have been pledged as collateral for the above debt.

7.  LINE OF CREDIT

    In October, 1996, the Company obtained a $135 million unsecured line of credit. The current interest rate is LIBOR plus 1.15% for LIBOR borrowings and First Chicago's corporate base rate plus .15% for other borrowings (a range of 6.938% to 7.138% at December 31, 1996). The line requires payments of interest only when LIBOR contracts mature and monthly on borrowings under First Chicago's corporate base rate. The line matures on October 24, 1999. There is a fee of 1/4% per year on the average unused balance of the line. At December 31, 1996, the Company had $88.9 million available under the line.

8.  EXTRAORDINARY ITEM

    In 1996 and 1995, the Company incurred losses of $3,330,684 and $632,419, respectively, representing a write off of unamortized deferred financing costs as a result of early extinguishment of certain debt obligations.

9.  CONVERTIBLE SUBORDINATED DEBENTURES PAYABLE

    Concurrent with the initial public offering in December, 1993, the Company issued $58,500,000 of convertible subordinated debentures ("Debentures") due 2004. At December 31, 1996 and 1995, $14,380,000 and $23,244,000 of debentures were outstanding, respectively. The Debentures are unsecured general obligations of the Company and are subordinate to all existing and subsequently incurred indebtedness of the Company. The Debentures are optionally redeemable by the Company, at par, commencing December 4, 1998. Holders may convert the Debentures at any time, without premium, to common stock of the Company at a conversion price of $18.25 per share, subject to certain adjustments. The Debentures bear interest at 8.22% per annum, payable semiannually on January 15 and July 15 of each year, commencing July 15, 1994. During 1996, 1995 and 1994, debentures totaling $8,864,000, $20,754,000 and $14,502,000, respectively, were converted into shares of common stock. Based principally on the conversion feature and share price of common stock at the end of 1996 and 1995, the fair value of the Debentures approximates $25,805,000 and $29,453,000, respectively.

10. NOTES PAYABLE

    Notes payable at December 31, 1996 includes amounts payable to related parties as a consequence of properties acquired and settlement of tax reimbursement obligations of the Company during 1996 totaling $483,333. These notes payable are interest free. Also outstanding at December 31, 1996 is a $1,935,142 note, scheduled to mature in July 1997, which is collateralized by a $2.0 million letter of credit purchased by the Company. At December 31, 1995, the amount payable consists of an equipment loan with an interest rate at 8.00%, monthly principal and interest payments of $3,114, and final payment was made in 1996.

11. RELATED PARTY TRANSACTIONS

    In June, 1996, the Company acquired three properties in which Robert Stovall, the Company's Chief Operations Officer and a director, and Michael Mullen, the Company's Executive Vice President of Acquisitions had an interest and, in which they, continue to own an insignificant interest in two of the properties. The three properties were purchased for an aggregate amount of approximately $24.6 million in transactions which satisfied the Company's investment criteria and were approved by the Company's independent directors.

12. CAPITAL STOCK

    On December 10, 1993, the Company completed an initial public offering of 3,750,000 shares of common stock at $18.25 per share.

    As of December 31, 1996 the Company has reserved 1,500,000 shares of common stock for future issuance under the 1993 Stock Option Plan, 150,000 shares of common stock for future issuance under the 1995 Restricted Stock Incentive Plan, 75,000 shares of common stock for future issuance under the 1995 Director Stock Plan, 787,945 shares of common stock for issuance upon the conversion of the Debentures and 1,000,000 shares of common stock for future issuance under the dividend reinvestment and stock purchase plan.

    On January 19, 1995, the Company completed a second public offering of 2,587,500 shares of common stock at $18.25 per share. Net proceeds from the offering after the underwriting discounts and associated costs were approximately $42 million. The proceeds of the offering were used to repay a term loan from Lehman Brothers, Inc. "Lehman" of $19.3 million, repay borrowings under a line of credit from Lehman of $10.4 million and the purchase of three properties.

    On June 5, 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission for an aggregate amount of $200 million of common stock, preferred stock, debt securityes and security warrants of the Company. On July 27, 1995, the registration statement, as amended, was declared effective by the Securities and Exchange Commission. On January 23, 1996 the Company filed post effective amendment No. 1 to the shelf registration statement removing preferred stock and debt securities from the registration statement.
On January 26, 1996 the registration statement, as amended by post effective amendment No. 1, was declared effective by the Securities and Exchange Commission.

    On July 26, 1995, the Company filed an additional registration statement to register 200,000 shares of common stock owned by one of the Company's founders, Capital and Regional Properties, plc (CRP-London), through an affiliate. The shares were purchased by CRP-London at the time of the Company's initial public offering. The shares were sold and CRP-London continues to hold 1,008,478 common shares in the Company.

    On September 22, 1995, the Company completed a $50 million private equity placement of non-voting preferred stock. In May, 1996, the preferred stock automatically converted, on a share for share basis, to non-voting common stock, upon shareholder approval of an amendment to the Company's charter permitting non-voting common stock at the Company's annual meeting. The distribution on the non-voting shares is equal to the distribution paid on the voting shares of the Company plus an additional $.0468 per share. Unless previously converted, after three years, the shares will be converted to voting common shares on a share for share basis up to 4.9 percent of the Company's then outstanding voting shares with all shares to fully convert within ten years. As the shares convert to voting common, the distribution paid shall be the same as all other voting common shares. Proceeds of the offering were used to pay down borrowings under a line of credit from Lehman of $48.1 million and the balance to fund working capital.

    On July 2, 1996, the Company completed a public offering of 3,450,000 shares of common stock at $23.75 per share under a shelf registration statement declared effective by the Securities and Exchange Commission in January, 1996. The proceeds of the offering were used to refund approximately $55.3 million outstanding under the Company's lines of credit and the balance of $24.9 million to fund investments.

    On December 19, 1996 the Company filed a shelf registration statement with the Securities and Exchange Commission for a aggregate amount of $200 million of common stock, preferred stock, debt securities and securities warrants of the Company. The prospectus included in this registration statement is a combined prospectus which also relates to the shelf registration statement filed with the Securities and Exchange Commission on June 5, 1995. On January 6, 1997 this registration was declared effective by the Securities and Exchange Commission.

    Under the terms of the Company's Restricted Stock Grant Agreements, certain key employees were granted 7,829 restricted shares of the Company's common stock in 1995. Shares were awarded in the name of each of the employees, who have all the rights of other common stockholders, subject to certain restrictions and forfieture provisions. Restrictions on the shares expired one year after the date of award.

    In 1996 and 1995, under the terms of the Company's 1995 Restricted Stock Incentive Plan, adopted in 1995, certain key employees were granted 8,290 and 9,670 restricted shares, respectively, of the Company's common stock. Shares were awarded in the name of each of the participants, who have all the rights of other common stockholders, subject to certain restrictions and forfeiture provisions. Restrictions on the shares expire no more than eight years after the date of award, or earlier if certain performance targets are met.

    Unearned compensation was recorded at the date of awards based on the market value of shares. Unearned compensation, which is shown as a separate component of stockholders' equity, is being amortized to expense over the eight year vesting period. The amount amortized to expense during 1996 and 1995 was $118,987 and $90,245, respectively. Shares reserved under the 1995 Restricted Stock Incentive Plan for future grants at December 31, 1996 were 132,040.

    The 1995 Director Stock Plan provides that each independent director, upon election or re-election to the Board, may elect to receive 50% of his annual retainer fee in shares of common stock at the market price on such date. In 1996 and 1995, 2,516 and 2,850 shares of common stock were issued under this plan, respectively, leaving 69,634 shares available for future issuance. In connection with the issuance of such shares, $56,609 and $56,644 was charged to expense in 1996 and 1995, respectively.

13. STOCK OPTION PLAN

    The Company has adopted the 1993 Stock Option Plan (the "Plan") and in May, 1996, increased the maximum number of shares from 750,000 to 1,500,000 shares of common stock which may be granted for qualified and non-qualified options. The Company adopted the Plan to provide additional incentives to attract and retain directors, officers and key employees. The Plan was amended in 1995 to provide that each independent director receive an option for 3,000 shares of common stock at fair market value at the time of being elected or re-elected to the Board. Options are to be granted by the Compensation Committee of the Board of Directors. The term of the option shall be fixed by the Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant.

    The options granted are at fair market value on the date of grant, are for 10 year terms and become exercisable in 20% annual increments after one year from date of grant. Option activity for the three years ended December 31, 1996 is as follows:




                                                             1996                     1995                     1994
                                                             ----                     ----                     ----
                                                                  WEIGHTED                  WEIGHTED     WEIGHTED
                                                                   AVERAGE                   AVERAGE      AVERAGE
                                                                  EXERCISE                  EXERCISE     EXERCISE
                                                     SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                                      ----------------------------------------------------------------------
Outstanding at beginning of year                    606,839                   494,460                   453,960        $18.25
   Granted                                          104,428       $22.50      112,979       $19.55       40,500*        19.76
   Exercised                                        (27,787)       18.28         (600)       18.25
                                                    -------                   -------                   -------
Outstanding at end of year                          683,480                   606,839                   494,460
                                                    -------                   -------                   -------
                                                    -------                   -------                   -------
   * Includes 3,000 shares under separate agreement

Exercisable at end of year                          282,784                   189,084                    90,792

Available for future grant at year end              791,133                   145,561                   258,540

Weighted average per share fair value of
   options granted during the year                    $2.43                     $2.41



    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                              1996           1995
                                              ----           ----

    Risk free interest rate                  6.1%           7.0%
    Dividend yield                           6.5%           6.5%
    Expected lives                        6 years        6 years
    Expected volatility                     17.4%          17.4%

    The following table summarized information about stock options at December 31, 1996:


                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                      -------------------                         -------------------
                                    WEIGHTED
                                     AVERAGE       WEIGHTED                      WEIGHTED
                       NUMBER      REMAINING        AVERAGE         NUMBER        AVERAGE
      RANGE OF    OUTSTANDING    CONTRACTUAL       EXERCISE    EXERCISABLE       EXERCISE
EXERCISE PRICE    AT 12/31/96           LIFE          PRICE    AT 12/31/96          PRICE
 --------------    -----------           ----          -----    -----------          -----
 $18.25-$22.50        683,480      7.6 years         $19.20        282,784         $18.44



    The Company has applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan, accordingly, no compensation costs have been recognized. Had compensation costs for the Company's Plan been determined based on the fair value at the grant date for options granted in 1996 and 1995 in accordance with the method required by Statement of Financial Accounting Standards No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts as follows:

                                                  Year ended December 31,
                                           (in thousands, except per share data)
                                           -------------------------------------
                                                  1996           1995
                                                  ----           ----
    Net income               As reported       $14,941         $8,212
                             Pro forma          14,848          8,171

    Net income per share     As reported          1.00           0.82
                             Pro forma            0.99           0.82

14. FUTURE RENTAL REVENUES

    Under existing noncancelable operating lease agreements as of December 31, 1996, tenants of the warehouse/industrial properties are committed to pay in aggregate the following minimum rentals:

     1997                                            $43,960,000
     1998                                             39,482,000
     1999                                             33,724,000
     2000                                             29,300,000
     2001                                             24,559,000
     Thereafter                                       74,644,000
                                                    ------------
              Total                                 $245,669,000
                                                    ------------
                                                    ------------

    At December 31, 1996, 656 of the total 682 apartments available for rental at the Lakeshore Dunes property were leased. Lease terms are generally for one year.

    No single tenant represented more than 10% of consolidated minimum rents in 1996, 1995 and 1994.


15. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                         1996          1995           1994
                                                                         ----          ----           ----
     Supplemental disclosure of cash flow information:
          Interest paid, net of interest capitalized                 $9,915,937    $12,988,842     $9,542,272
          Interest capitalized                                          142,263         20,386         63,240
          Income taxes paid                                                  46             25          6,625

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                         1996          1995           1994
                                                                         ----          ----           ----
     In conjunction with the property acquisitions, the Company assumed the following assets and liabilities:

          Purchase of real estate                                  $103,531,749    $65,828,289    $59,048,485
          Accounts receivable                                           614,227         44,953          3,900
          Prepaid expenses and other assets                             359,861
          Accounts payable and accrued expenses                      (5,380,601)    (1,764,645)    (1,330,418)
          Mortgage notes payable                                    (13,307,681)      (575,000)
          Notes payable                                                (550,000)
          Prepaid acquisition costs                                                   (530,540)
          Issuance of Common Stock                                                  (1,122,068)    (5,300,000)
                                                                  -------------  -------------  -------------
          Acquisition of real estate                                $85,267,555    $61,880,989    $52,421,967
                                                                  -------------  -------------  -------------
                                                                  -------------  -------------  -------------

     In conjunction with the property dispositions, the Company disposed of the following assets and liabilities:

          Sale of real estate                                      $(22,481,151)   $(2,429,336)
          Accounts receivable                                          (591,663)
          Prepaid expenses and other assets                             (22,432)
          Mortgage notes receivable                                     935,000
          Accounts payable and accrued expenses                       1,099,794         45,686
          Mortgage notes payable                                      2,069,529
                                                                  -------------  -------------
          Disposition of real estate                               $(18,990,923)   $(2,383,650)
                                                                  -------------  -------------
                                                                  -------------  -------------

     Conversion of convertible subordinated debentures payable:

          Convertible subordinated dentures converted                $8,864,000    $20,754,000    $14,502,000
            485,680, 1,137,165 and 794,621 shares of
            common stock issued at $18.25 per share                   8,863,356     20,753,132     14,501,836
                                                                  -------------  -------------  -------------
          Cash disbursed for fractional shares                    $         644  $         868  $         164
                                                                  -------------  -------------  -------------
                                                                  -------------  -------------  -------------




16. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, from time to time, the Company is involved in legal actions relating to the ownership and operations of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the consolidated financial position or results of operations of the Company.

     The Company has entered into several contracts for the acquisition of properties. Each acquisition is subject to satisfactory completion of due diligence and, in the case of developments, completion and occupancy of the project.

     At December 31, 1996, ten of the properties owned are subject to purchase options held by certain tenants. The purchase options are exercisable at various intervals through 2006 for amounts which are greater than the net book value of the assets. The tenant at a property in Woodale, IL has exercised its option to purchase the building in May, 1997.

17.      SUBSEQUENT EVENTS

    Since December 31, 1996 through March 5, 1997, an additional $2,195,000 of convertible subordinated debentures have been converted to 120,259 shares of common stock leaving a balance of convertible subordinated debentures outstanding of $12,185,000.

    On January 17, 1997, the Company acquired an industrial property located in Waukegan, Illinois for approximately $6.4 million, which was funded with a $5.1 million advance under the Company's line of credit and working capital.

18. SUPPLEMENTAL EARNINGS PER SHARE

         On March 6, 1997, the Company completed a public offering of 2,250,000 shares of common stock at $31.50 per share under a shelf registration statement declared effective by the Securities and Exchange Commission in January 1996. Net proceeds from the offering after the underwriting discounts were approximately $67.2 million. The proceeds of the offering were used to refund approximately $58.2 million outstanding under the Company's line of credit with the balance of $9.0 million to fund investments.

     In accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share", when a portion of the proceeds of a common stock offering have been used to retire debt, supplemental earnings per share data is required to be furnished to show what earnings per share would have been for the latest fiscal year if the retirement of debt had taken place at the beginning of the fiscal year. Net income per share would have been $1.13 per share for the fiscal year 1996 if the $58.2 million of outstanding borrowings were retired at the beginning of fiscal year 1996.

                          REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
CenterPoint Properties Corporation


     We have audited the accompanying consolidated balance sheets of CenterPoint Properties Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CenterPoint Properties Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.
Chicago, Illinois
February 13, 1997, except for Notes 17 and 18, as to which the date is March 6, 1997


    [A map of the Chicago metropolitan area is shown depicting the location of Centerpoint's investments]


                                                      YEAR BUILT/       SQUARE      MAJOR                         INVESTMENT
                                                      LAST REHAB        FOOTAGE     TENANT                        TYPE
    1997 INVESTMENTS
 1  3145 Central Avenue, Waukegan, IL                 1958/1996         300,000     OMC/Stone Container           Acquisition

    1996 INVESTMENTS
 2  2885 West Diehl Road, Naperville, IL              1996/1997         301,560     General Tire                  Build-to-Suit
 3  2727 West Diehl Road, Naperville, IL              1996/1997         438,154     Factory Card Outlet           Build-to-Suit
 4  900 Rohlwing Road, Itasca, IL                     1996/1997         128,867     Playboy Enterprises, Inc.     Build-to-Suit
 5  777 Remington, Bolingbrook, IL                    1996/1997         141,000     Chicago Exhibit Productions   Build-to-Suit
 6  O'Hare Express Phase A-2                          1996/1997         120,971     DHL/Air Canada                Build-to-Suit
 7  O'Hare Express Phase B-1                          1996/1997         170,668     Alliance Airlines             Build-to-Suit
 8  2701-2801 Busse Road, Elk Grove Village, IL       1996/1997         250,000     To Be Announced               Build-to-Suit
 9  1500 W. Dundee Road, Arlington Heights, IL        1969/1997         500,000     Honeywell, Inc.               Acquisition
10  777 Big Timber Road, Elgin, IL                    1983/1996         118,018     Ameritech                     Acquisition
11  425 South 37th Avenue, St, Charles, IL            1975/1996         103,106     Power Packaging, Inc.         Acquisition
12  16400 West 103rd Street, Lemont, IL               1983/1995          63,612     Royal Scott Floor Covering    Acquisition
13  911 Commerce, Buffalo Grove, IL                   1993              118,009     VWR Scientific                Acquisition
14  10740 West Grand Ave., Franklin Park, IL          1965/1971          66,000     American Logistics Services   Acquisition
15  400 North Wolf Road, Northlake, IL                1956/1997       1,353,582     Select Beverage               Acq/Redev
16  6634 West 68th St., Bedford Park, IL              1973/1996         256,510     Midwest Warehouse             Acquisition
17  7501 North 81st Street, Milwaukee, WI             1987              183,958     Roundy's                      Acquisition
18  1800 Bruning Drive, Itasca, IL                    1975/1978         202,000     Oce Bruning                   Acquisition



                                                      YEAR BUILT/        SQUARE     MAJOR                         INVESTMENT
                                                      LAST REHAB        FOOTAGE     TENANT                        TYPE


19  1501 Pratt Ave., Elk Grove Village, IL            1973/1996         151,900     Magnetek/Time Definite        Acquisition
20  875 Fargo Ave., Elk Grove Village, IL             1980               82,368     Cam Fran Tool Co.             Acquisition
21  1100 Chase Ave., Elk Grove Village, IL            1980/1996          41,651     Swingles                      Acquisition
22  2553 North Edgington, Franklin Park, IL           1967/1995         274,303     General Motors                Acquisition
23  6600 River Road, Hodgkins, IL                     1968/1997         630,410     GATX Logistics                Acquisition
    165 Aviation Boulevard, Atlanta, GA               1996               72,000     Alliance Airlines             Build-to-Suit
    SUBTOTAL                                                          5,768,647

    PRIOR YEARS INVESTMENTS
24  1800 South Wolf Road, Des Plaines, IL             1976              521,000     LaGrou Distribution           Acquisition
25  4400 South Kolmar Ave., Chicago, IL               1966               92,000     Home Depot                    Acquisition
26  10601 Seymour Ave., Franklin Park, IL             1963/1970         677,000     Montgomery Wards              Acq/Redev
27  11601 S. Central Ave., Alsip, IL                  1970              259,000     Masco Corporation             Acquisition
28  11701 S. Central Ave., Alsip, IL                  1970              300,000     Dart Warehouse                Acquisition
29  850 Arthur Ave., Elk Grove Village, IL            1971/1973          42,490     Arcon Fasteners               Acquisition
30  1827 North Bendix, South Bend, IN                 1964/1990         199,730     Solvay Automotive             Acquisition
31  11743 Mayfield Ave., Alsip, IL                    1962               33,668     Automotion                    Acquisition
32  1810 Industrial Drive, Libertyville, IL           1977               85,000     Uline Inc.                    Acquisition
33  1700 Butterfield Road, Mundelein, IL              1976               60,000     Bowater PLC.                  Acquisition
34  1733 Downs Drive, West Chicago, IL                1975              145,528     Crown Cork & Seal             Acquisition
35  1645 Downs Drive, West Chicago, IL                1975              129,390     CP&P Management               Acquisition
36  825 Hawthorne Lane, West Chicago, IL              1974              158,772     Georgia Paper Tube            Acquisition
37  800-1000 Chase Avenue, Elk Grove Village, IL      1972              341,848     General Tire                  Acquisition
38  750 East 110th Street, Chicago, IL                1966               71,510     Federated Metals              Acq/Redev
39  2600 Elmhurst Road, Elk Grove Village, IL         1995              105,000     B & K Industries              Build-to-Suit
40  1015 East State Parkway, Schaumburg, IL           1980               19,576     Great Lakes Bus. Forms        Acquisition
41  1700 West Hawthorne, West Chicago, IL             1959/1969         735,196     LaGrou Distribution           Acquisition
42  8901 102nd St., Pleasant Praries, WI              1990              105,637     Wrought Washer Mfg.           Acquisition
43  8200 100th St., Pleasant Prarie, WI               1990              148,472     Orion Corp.                   Acquisition
44  655 Wheat Lane, Wood Dale, IL                     1984               41,300     Power Great Lakes             Acquisition
45  1300 Northpoint Rd., Waukegan, IL                 1994               65,000     Cosmed Sterilization          Acquisition
46  900 W. University Drive, Arlington Heights, IL    1974               86,254     Hudson Respiratory Care       Acquisition
47  7001 Adams St., Willowbrook, IL                   1994               25,324     Baldwin Technology            Build-to-Suit
48  745 Birginal Road, Bensenville, IL                1974              113,266     Factory Card Outlet           Acquisition
49  1 Wildlife Way, Long Grove, IL                    1994               54,100     Sysmex Corporation            Redevelopment
50  21399 Torrence Avenue, Sauk Village, IL           1987              372,835     Dependable Storage            Acquisition
51  4-48 Barrington Road, Streamwood, IL              1991               38,633     Auto Serve                    Acquisition
52  2764 Golfview, Naperville, IL                     1985               20,022     Farraday                      Acquisition
53  1020 Frontenac, Naperville, IL                    1980               99,684     Ricmar, Inc.                  Acquisition
54  820 Frontenac, Naperville, IL                     1988              153,604     Butler McDonald               Acquisition
55  1800 Industrial Drive, Libertyville, IL           1992/1994         175,196     Contempo Design               Acquisition
56  1120 Frontenac, Naperville, IL                    1980/1994         153,902     Solar Press                   Acquisition
57  800 Enterprise, Naperville, IL                    1985               34,984     GNB Industrial Battery        Acquisition
58  920 Frontenac, Naperville, IL                     1987              121,200     Vacant                        Acquisition
59  1651 Frontenac, Naperville, IL                    1978               30,414     Odermath U.S.A.               Acquisition
60  720 Frontenac, Naperville, IL                     1991              171,935     Jackson Storage               Acquisition
61  1500 Shore Road, Naperville, IL                   1985               43,230     Spring Ram                    Acquisition
62  1560 Frontenac, Naperville, IL                    1987               85,608     Sanco                         Acquisition
63  1510 Frontenac, Naperville, IL                    1986              104,886     Echlin                        Acquisition
64  1150 Shore Road, Naperville, IL                   1985               30,184     Embossed Graphics             Acquisition
65  1250 Carolina Drive, West Chicago, IL             1988              150,000     WinCup                        Build-to-Suit
66  1400 Busse Road, Elk Grove Village, IL            1975              148,436     Field Container               Acquisition
67  5619-25 W. 115th Street, Alsip, IL                1974              396,979     Tribune Corporation           Redevelopment
68  825 Tollgate Road, Elgin, IL                      1989               83,122     Hydrox Chemical               Acquisition
69  5990 Touhy Avenue, Niles, IL                      1960/1993         295,964     HaLo Advertising              Redevelopment
70  620-630 Butterfield Road, Mundelein, IL           1990/1993          24,237     Allstate                      Build-to-Suit
71  2339-41 Ernie Krueger Court, Waukegan, IL         1990/1993          54,450     Whalen Moving & Storage       Build-to-Suit
72  1319 Marquette Drive, Romeoville, IL              1990               36,349     Heritage Environmental        Build-to-Suit
73  1850 Greenleaf, Elk Grove Village, IL             1965               58,627     R.D. Niven & Associates       Acquisition
74  900 E. 103rd Street, Chicago, IL                  1910/1990         575,462     Ryerson Steel/Amerail         Redevelopment
75  4501 Augusta Boulevard, Chicago, IL               1942/1989         432,661     Record Center                 Redevelopment
76  2743 Armstrong Court, Des Plaines, IL             1989               53,325     Alliance Airlines             Build-to-Suit
77  245 Beinoris Drive, Wood Dale, IL                 1988/1993          11,989     Romano's Tile                 Build-to-Suit
78  1520 Pratt Avenue, Elk Grove Village, IL          1968               62,546     Schiffmayer Plastics          Acquisition
79  425 W. 151st Street, East Chicago, IN             1913/1991         349,236     Inland Steel                  Redevelopment
80  201 Mississippi Street, Gary, IN                  1945/1988       1,052,173     Wheeling Pittsburgh Steel     Redevelopment
81  950-970 Tower Road, Mundelein, IL                 1979/1990          38,359     Amerikal Paper                Build-to-Suit
82  1201 Lunt Avenue, Elk Grove Village, IL           1971                7,380     Pullmax Inc.                  Acquisition
83  84-120 McHenry Road, Wheeling, IL                 1990/1993          20,535     Merlin Muffler                Acquisition
84  351 North Rohlwing Road, Itasca, IL               1993                2,015     Burger King                   Build-to-Suit
    Lakeshore Dunes                                   1971/1993         485,100     Apartments                    Redevelopment

    SUBTOTAL                                                         10,591,323

    PROPERTY TOTAL                                                   16,659,970


                                CENTERPOINT PROPERTIES

                                  BOARD OF DIRECTORS


BOARD OF DIRECTORS                OFFICERS                           AUDITORS                           FORM 10-K
Chairman                          John S. Gates Jr.                  Coopers & Lybrand LLP              The Company's
Martin Barber                     President and                      203 North LaSalle Street           complete Form 10-K
Chairman                          Chief Executive                    Chicago, Illinois 60601            was filed with the
Capital and                       Officer                                                               Securities and
Regional Properties plc                                              LEGAL COUNSEL                      Exchange Commission in
                                  Robert L. Stovall                  Ungaretti & Harris                 March, 1997.
Nicholas C. Babson                Chief Operating                    3500 Three First National Plaza
President and Chairman            Officer                            Chicago, Illinois  60603           UPON REQUEST, THE COMPANY
Babson Brothers Co.                                                                                     WILL PROVIDE WITHOUT CHARGE
                                  Paul S. Fisher                     Katz Randall & Weinberg            A COPY OF THE COMPANY'S
Alan D. Feld                      Chief Financial                    333 West Wacker Drive              FORM 10-K, AS FILED WITH
Sr. Executive Partner             Officer                            Chicago, Illinois 60606            THE SECURITIES AND
Akin Gump Straus                  General Counsel                                                       EXCHANGE COMMISSION.  ALL
Hauer & Feld                      and Secretary                      STOCK INFORMATION                  REQUESTS FOR THE FORM 10-K
                                                                     CenterPoint Properties common      SHOULD BE DIRECTED TO
John S. Gates Jr.                 Michael M. Mullen                  stock and convertible              CINDY A. NOVAK, AT THE
President and                     Chief Investment and               subordinated debentures are        ADDRESS AND PHONE NUMBER
Chief Executive Officer           Development Officer                traded on the New York             ABOVE.
CenterPoint Properties                                               Stock Exchange, under the symbols
Corporation                       Rockford O. Kottka                 CNT and CNTA, respectively.        RESEARCH
                                  Sr. Vice President and Treasurer                                      The following organizations
John J. Kinsella                                                     The Company has a dividend         have initiated investment
Former Chairman,                                                     reinvestment and stock purchase    research coverage
Chief Executive                   SHAREHOLDER INFORMATION            plan for its shareholders.         on CenterPoint Properties:
Officer and                                                          If you are interested in
President                         Investor Relations                 obtaining more information         A.G. Edwards and Sons
Leo Burnett                       Robert L. Athey                    and a prospectus, please           Duff & Phelps Equity
Company, Inc.                     Vice President of                  contact Cindy A. Novak              Research
                                  Corporate Affairs                  at the address and                 Lehman Brothers
Thomas E. Robinson                                                   phone number above.                McDonald and Company
President and Chief               Investor Information                                                  Moody's Investor Service
Operating Officer                 Cindy A. Novak                     ANNUAL MEETING                     Natwest Securities
Storage USA Inc.                  CenterPoint Properties             The CenterPoint Properties         Penobscot Group
                                  401 North Michigan Avenue          Corporation annual meeting will    Robertson Stephen & Company
Robert L. Stovall                 Suite 3000                         be held May 15, 1997               S.G. Warburg
Chief Operating                   Chicago, Illinois 60611            at 11:00 a.m. in                   Smith Barney
Officer                           312-346-5600                       the Lower Level Conference         Wheat First Butcher Singer
CenterPoint Properties            312-456-7696 Fax                   Center,
Corporation                                                          401 North Michigan Avenue,
                                  TRANSFER AGENT AND                 Chicago, Illinois.
                                  REGISTRAR
                                  First Chicago Trust Co. of
                                  New York
                                  P.O. Box 2500
                                  Jersey City, New
                                  Jersey  07303-2500


[LOGO]

CENTERPOINT PROPERTIES
401 NORTH MICHIGAN AVENUE
30TH FLOOR
CHICAGO, ILLINOIS 60611
312.346.5600
312.456.7696 FAX