Form 10-K, Exhibit 13
period 1997-12-31
CENTERPOINT PROPERTIES TRUST
filed 1998-03-20
CIK 912893

CenterPoint Properties 1997 Annual Report
Where Industry
Works
Our Mission
Founded in 1984, CenterPoint Properties has grown to become the largest and leading industrial property company in North America's largest and most diverse industrial property market -- Greater Chicago. We are entirely focused on adding value for our tenants through the ownership, intensive management, development and redevelopment of warehouse, distribution, light manufacturing and airfreight buildings.

Our mission is to be the industrial landlord of choice in the Greater Chicago region. We seek long-term relationships with our tenants by being responsive to their changing needs, prepared to meet any challenge and constantly innovating to enhance our mutual growth. In order to accomplish this, we are committed to similar relationships with our internal colleagues, business partners and the community at large.

These efforts will allow us to meet our overall financial objectives of sustaining high per share growth, a conservative balance sheet and returns well above our cost of capital.

CenterPoint's Markets:
The Greater Chicago region represents the industrial heart of the United States. It encompasses 5,000 square miles and is the continent's largest transportation, distribution, manufacturing and warehouse/industrial property market.

CenterPoint Properties is the leader in North America's largest industrial property market

With approximately 1.2 billion square feet of facilities, the Greater Chicago region is the largest warehouse/industrial market in North America. Its highly diverse industries serve domestic and international markets, creating stable economic growth and a steady demand for space.

CenterPoint's Market: 1 One-third of the nation's Gross Domestic Product is created within 8 hours of Chicago. It is the nation's largest trucking and intermodal market. Rail service and marshalling yards handle 75 percent of the nation's rail freight. Barges and freighters give seaport access through the Great Lakes and the Mississippi River. O'Hare International remains the world's busiest airport and one of the nation's fastest growing air freight hubs. This irreplaceable transportation infrastructure insures the continuing vibrancy and diversity of the Greater Chicago industrial property market. 2 The Greater

Chicago Industrial property market is larger than Indianapolis, Cincinnati, Columbus, Detroit, St. Louis and Cleveland combined. It has more square feet of facilities than the 10 southeastern states combined. 3 The region's stability is anchored in tremendous internal diversity. The greater Chicago region is not dependent on any single industry. In fact, its diversity and activity mirrors that of the U.S. economy as a whole. 4 CenterPoint enjoys a diverse customer base. With more than 200 tenants in more than 100 facilities, no single customer represents more than 5 percent of total company revenue. No single industry represents more than 20 percent of the company's revenues.

DHL, Air Canada, Alliance and Burlington Air Express were among the major international air-freight carriers to move operations to three built-to-suit facilities in O'Hare Express Center, CenterPoint's on-airport industrial park. With a fourth facility now under construction, O'Hare Express will soon total nearly 1 million square feet. Air freight is Chicago's fastest growing industrial property use - a market CenterPoint dominates.


     1997 Highlights

-    $2.23 FFO per share, up 14.4 percent over 1996
-    Funds Available for Distribution per share
     (FAD) increased 17 percent
-    "Same store" growth: 6 percent
-    41.4 percent growth in net operating income
-    Total market capitalization exceeds $1.0 billion
-    Earned investment-grade ratings from Moody's, Standard & Poor's and
     Duff & Phelps (Feb. 98)
- Distributions totalled $1.68 for 1997, and annualized distribution rate increased to $1.75 per share for 1998
-    FFO payout ratio decreased to 69 percent (1997Q4 annualized)
-    Lowest leverage of all seasoned industrial REITs
-    EBITDA-to-interest coverage: 6 to 1
-    Portfolio grew 52 percent, to 25 million square feet
-    Occupancy exceeds 97 percent
-    Significant expansion into Southeast Wisconsin
-    Completed the single largest industrial
     property acquisition in the Greater Chicago region
-    Broke ground for the year's largest build-to-suit development in Illinois.



Financial Highlights

To Our Shareholders

Our results in 1997 demonstrate the benefits of CenterPoint's franchise. This has allowed us to more effectively execute our strategy of adding value to our customers and shareholders through creative acquisition, development and renovation of industrial property, combined with highly responsive property management, and conservative financial policies.

1997 was CenterPoint's fifth consecutive year of achieving compound growth greater than 50 percent. We added 8.9 million square feet to our property portfolio -- at an average initial cash yield of 11.3 percent. This is consistent with our returns in prior years and amongst the highest of all REITs.

Due primarily to excess issuance of equity in our sector, the stock market did not award CenterPoint's fundamental performance as much as in years past. In 1997, shareholder return totaled only 14 percent (dividends reinvested). However, since our December 1993 initial public offering, total shareholder return has averaged 38 percent per annum, or a 152 percent total return.
This makes CenterPoint one of the few REITs to exceed the S&P 500's 32 percent average annual return during that period. We believe that REIT equity issuance will slow down in 1998 - at least in percentage terms. We can assure you that your truly outstanding group of employees will re-double their efforts to maintain top tier performance.

1997 results
For 1997, funds from operation (FFO) increased 14.4 percent to $2.23 per share on a fully diluted basis, compared to prior year results of $1.95 per fully diluted share. At the same time, 1997 per share funds available for distribution (FAD) grew 17 percent to $1.94, compared with $1.66 for 1996. For the full year, net income increased 85 percent to $27.6 million in 1997, up from net income of $14.9 million for the previous year. We also increased our quarterly dividends for common shareholders to $1.75 per share annually for 1998, from $1.68 per share in 1997. This reflects the company's continuing strong results and management's positive outlook for sustained growth and profitability. In 1998, our FFO payout ratio is expected to approach the minimum permitted under federal REIT regulations, which means that future dividends should increase in relation to our per-share FFO growth. We also are proud to point out that it has been one year since CenterPoint issued common equity, a rare feat among REITs with sustained mid-teens per-share FFO/FAD growth and EBITDA-to-interest coverage in excess of 6 to 1. Management and the Board will continue to be very sensitive to dilution of your stake in CenterPoint.

How it happened
We attribute our above-average operating results to our disciplined strategic focus on adding value to our customers and properties, which we believe, in turn, generates a high degree of tenant satisfaction, and cash yields well above our cost of capital. We work hard to continually strengthen our franchise and organization -- to enhance our reputation and market penetration, and our ability to assess risk.

As our franchise as Chicago's "Industrial Landlord of Choice" grows, we find ample opportunities to add value, even while being very selective in our investments. This approach is successful because the Greater Chicago Market is so huge and diverse, as the cover of this report demonstrates. We operate in the largest and most diverse industrial property market in the world.

Its opportunities, participants, risks and rewards are ever changing. But, those who know its highways and byways well, find it constantly provides many avenues for above-average growth. At the moment, these opportunities far outweigh any potential benefits that CenterPoint might derive from expanding into other smaller, less diverse markets.

Financial strategies
CenterPoint is sensitive to debt and equity capital costs, and has benefited from innovative and well-timed capital markets strategies. These have helped CenterPoint produce a low weighted average cost of capital and lowest leverage of any seasoned REIT in the industrial sector. Our cost of capital also benefits from a very low correlation to overall stock market volatility, making our shares a particularily attractive investment in turbulent market conditions. For instance in November, CenterPoint completed an offering of 3 million preferred shares, which generated $72.7 million without diluting common shareholdings. And, in September, the company completed a $55 million tax-exempt bond financing issued for O'Hare Express air freight development. During the year, we also renegotiated our unsecured line of credit in such a way as to significantly reduce interest expense and increase our flexibility to recycle capital into higher yielding investments through the advantageous disposition of properties.

We maintain a conservative balance sheet that combines substantial financial capacity with flexibility. Our debt capacity exceeds $350 million. Along with our now quite significant internally generated capital, it cushions us greatly from capital market volatility while allowing us to respond quickly to investment opportunities.

The success of these strategies was reflected in CenterPoint's earning investment grade ratings from Moody's, Standard & Poor's and Duff & Phelps (Feb. 98).

Value-added investments
During 1997, CenterPoint acquired or began build-to-suit (BTS) developments that totaled 8.9 million square feet, which represented an investment of $188.4 million. Among them were three precedent-setting events:

- a significant expansion into the Southeast Wisconsin submarkets,

- the largest single industrial property acquisition ever made in the Chicago market and

- groundbreaking for the largest development of the year in the state of Illinois. Our 1997 investments represented an average per square foot cost of $21.2, and produced an average triple net rental rate of $2.39 per square foot, for a weighted initial average cash yield of 11.3 percent. Of that total, 1.6 million square feet, or $55.8 million, were BTS developments that will come on line during 1998. In addition, during the year we completed 1.7 million square feet of additional BTS projects, representing an investment of $93 million. At year-end 1997, the CenterPoint portfolio comprised approximately 25 million square feet, a net addition of 52 percent.

In October, we made the largest single acquisition in the history of the Chicago industrial property market -- the 1.75 million square foot General Motors Electromotive facility in McCook, Illinois. It has been renamed CenterPoint Business Center - McCook and will be redeveloped into a state-of-the-art, multi-tenant, high cube industrial park.

Other significant 1997 investments include a 1.1 million square foot acquisition in Aurora, Illinois which has been redeveloped and fully leased; an 888,335 square foot warehouse in Elk Grove Village, Illinois leased primarily to the U.S. Post Office; and an 812,000 square foot build-to-suit warehouse in Granite City, Illinois for Dial Corporation, the largest development of any type begun in the state of Illinois in 1997.

Management developments
During the second quarter of 1997, CenterPoint implemented part of a succession plan prepared the previous year in anticipation of Robert Stovall's retirement as Chief Operating Officer. Accordingly, former Chief Investment Officer Mike Mullen was promoted to Chief Operating Officer, and Paul Ahern was promoted to Senior Vice President, Director of Investments and joined the Investment Committee. CenterPoint continues to grow its organization to support its expanding franchise. In our Operations Department, Stephen Schlader and Gregory Scott were named Senior Vice Presidents. We also established a Wisconsin Regional Office in 1997 to spearhead our expansion into that 230 million square foot submarket.

To more efficiently respond to an increased number of opportunities, we expanded both the Investment Department and the Development Department. We named Scott Zimmerman to the post of Chief Information Officer. He heads our MIS Department and a wide-ranging program of ongoing systems development.

Outlook for growth
Despite CenterPoint's robust 1997, our portfolio represents only 2 percent of the Greater Chicago industrial property market. Clearly, there is abundant room for growth. We have projects in our pipeline that would represent $250 million of new investments, subject to due diligence and closing conditions.

More broadly, we are finding that Corporate America is an expanding source of investment possibilities for us. Our activities in recent years, serving corporate tenants and sellers, have created awareness of the CenterPoint brand name in that arena. Corporate trends to outsource logistics, as well as real estate ownership, and to centralize distribution into regional hubs signal continued opportunities for us. The fastest growing industrial property use, currently, is air freight, an area that CenterPoint continues to dominate at the world's busiest airport. CenterPoint believes that for real estate companies with solid local experience, deep market penetration, and the ability to respond with creative, tenant-driven solutions to industrial occupancy needs, there will be considerable opportunities to add value throughout all points of the economic cycle. In this environment, we believe CenterPoint's local franchise, strategic focus and financial flexibility will sustain significant growth for our shareholders.

Sincerely,



John S. Gates Jr.
President and Chief Executive Officer

March 10, 1998


The CenterPoint  Franchise

The story was familiar: A tenant had outgrown its space. What was different was the tenant was the for-profit, cost-conscious U.S. Postal Service. They came to us for quick assistance for their Elk Grove Village sorting facility. They got it. In four weeks, we completed a 83,045 square foot expansion.

"When we required critical space to serve our Christmas needs, the CenterPoint team responded immediately by supplying not only 83,045 square feet, but needed modifications such as new docks as well, all in a matter of weeks rather than months", says Nick Klein, Manager, Real Estate Division at the U.S. Postal Service.

The "Landlord of Choice" must put tenants first. CenterPoint does. Our company-wide commitment to tenant satisfaction has fueled our growth: More
than half of our new business involves existing tenants.   While our
portfolio has grown to 25 million square feet, our belief in "hands on" intensive property management remains customer and property specific. We add value to each facility, providing high-quality, attractive space at competitive rates. Tenants benefit from our economies of scale and specialized expertise in Chicago industrial property matters. Our deep market penetration, flexible and creative approaches, and extensive financial resources allow us to constantly meet tenants' evolving needs.

The industrial property market is a proven and consistent performer, delivering one of the highest annual returns, particularly in relation to its level of risk. Complete obsolescence is rare, and the renovation of industrial facilities consumes much less capital than do other property types. And industrial renovation delivers something else: It saves jobs.


CenterPoint's People  Its Greatest Resource

Rehabbing a huge manufacturing plant can take years, but even redevelopment can be fast tracked, as Fortune 500 steelmaker Wheeling Pittsburgh discovered. In 87 days -- thanks to an excellent team and a detailed plan -- CenterPoint turned a 42,158 square foot. defense plant into the first-class manufacturing facility Wheeling Corrugated needed for a new product line. The new plant has three 30-ton overhead cranes and completely new electric service, heating and lighting systems, new truck doors, floors, offices, locker and lunch rooms.

"We understood what they needed, worked with them to develop a number of refinements, and completely re-built the facility in less than three months," says Gregory Scott, Senior Vice President. Pleased with their new facility, Wheeling Pittsburgh called CenterPoint for another project, their third.

At CenterPoint, we know where and how this region works. Our top managers average 25 years of experience in the industrial real estate market. We believe that we've built and leased more industrial space than any group in the history of the area. Our tenant retention rate of 93 percent speaks to our ability to find solutions to tenants' needs that benefit us all.

So it is not surprising that we get a "first look" at virtually every transaction, and early access to many opportunities that never come to market. With 18 investment and development professionals, we have far more market coverage than any industrial property owner in our region. To make sure we stay on top, we've expanded our Operations, Investment, Development and MIS departments.

Our 1997 acquisition and redevelopment projects illustrate our deep market knowledge, varied skill-sets, and our innovative approaches to meeting tenant needs. Our approach is simple: We focus where we can add the most value for tenants and shareholders.


Process and Systems Shape Success

Buildout continues at CenterPoint Business Center/Arlington Heights for Home Depot's Midwest regional office. The company's national training center, "Cash

Register College," moved into the facility in mid-1997, in the first phase of a 100,000-square foot lease. CenterPoint acquired the property, a former corporate campus, in 1996 after eight years of negotiations, and quickly realized the large first-floor footprint and parking lot made this former manufacturing plant ideal for conversion into office space.

"While the redevelopment is underway, we've also been able to accommodate Home Depot's need for a phased-in occupancy," says CenterPoint's Jim Clewlow. He and Sean Maher, each a Vice President of Acquisitions, meet often with Home Depot's Director of Real Estate, Midwest Division, Stephen Leonard, to keep the staged buildout on track.

Consistent action delivers consistent results. That is why CenterPoint established, and strictly follows, strong financial policies and operating procedures. These disciplines have paid off in stable earnings and steady growth.

     Since CenterPoint's founding in 1984, we have benefited from the "real time" analysis made possible by our fully integrated property management, accounting and corporate information systems. We track each investment opportunity with the same precision, and often over the course of several years.

     We have always favored innovative approaches, and now, to prepare for the next century, we are continuously making substantial improvements to our state-of-the-art information systems. During 1997, we retained DeLoitte & Touche to conduct a comprehensive review of our systems and processes, which provided the foundation for developing a companywide electronic workflow system. We anticipate enormous strategic benefits from our investment, which assures that our capabilities remain well ahead of our current needs.

     One product of these efforts is our web site, where company reports and other information can be found: {www.centerpoint-prop.com}.


Implementing New Initiatives

CenterPoint developed its first build-to-suit in the fast-growing Southeast Wisconsin market for General Thermodynamics (GTI), a division of Insilco Corporation. To build the 123,200 square foot facility, CenterPoint acquired a 9.1 acre site in The Franklin Business Park, a 425-acre corporate park developed in part by the City of Franklin. As it frequently does for metropolitan Chicago tenants, CenterPoint also acquired GTI's existing 40,400 square foot facility and will re-develop it.

"We worked closely with GTI to produce a design that is more efficient and will help them better serve their customers and grow their business," says Timothy M. Casey, Wisconsin Vice President, here with GTI General Manager Matthew J. Connell.

The most important of our new 1997 initiatives was focused in Southeast Wisconsin. We responded to the immense opportunity there, and opened an office in Milwaukee. We also grew our Wisconsin portfolio to more than 1 million square feet, and expect to pursue additional build-to-suits, acquisitions and redevelopments throughout the region.

We have also identified opportunities to deliver other real estate-related products to our 25 million square foot tenant base. For example, we now offer "turn key" leases that cover property and equipment. This helps tenants relocate and "be in business" faster and more efficiently. It also simplifies administration and can be structured to maximize tax benefits.

We also are exploring new ways to leverage CenterPoint's franchise and to extend our economies of scale to our tenants. Negotiating a "best price" for utilities is just one tenant benefit we are implementing.